  As filed with the Securities and Exchange Commission on December 24, 1998
                                                           Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                              PRI AUTOMATION, INC.
             (Exact name of registrant as specified in its charter)

    Massachusetts                               04-2495703
 (State or other jurisdiction of         (I.R.S. employer identification number)
incorporation or organization)

                             805 MIDDLESEX TURNPIKE
                       BILLERICA, MASSACHUSETTS 01821-3986
                                 (978) 670-4270
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------

                                MITCHELL G. TYSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              PRI AUTOMATION, INC.
                             805 MIDDLESEX TURNPIKE
                       BILLERICA, MASSACHUSETTS 01821-3986
                                 (978) 670-4270
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------
                                   COPIES TO:
                           ROBERT L. BIRNBAUM, ESQUIRE
                            WILLIAM R. KOLB, ESQUIRE
                             FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 832-1000

                              -------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. //
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. //

                              -------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
                                                                Proposed           Proposed
                                               Amount            Maximum           Maximum
         Title of Each Class of                to be         Offering Price       Aggregate          Amount of
       Securities to be Registered           Registered       Per Share(1)    Offering Price(1)  Registration Fee
-----------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value              2,490,516 shares       $22.32           $55,588,318        $15,454
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on December 17, 1998.

                              -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these Securities in any state where the offer or sale is not permitted.



                SUBJECT TO COMPLETION, DATED DECEMBER 24, 1998


PROSPECTUS


                              PRI AUTOMATION, INC.

                       2,490,516 SHARES OF COMMON STOCK

                              --------------------

     This is an offering of shares of Common Stock of PRI Automation, Inc. We are offering up to 2,490,516 shares of Common Stock to the holders of Exchangeable Shares of Promis Systems Corporation Ltd., a Canadian corporation, and to the holder of a warrant to purchase shares of Common Stock. Promis will issue the Exchangeable Shares in exchange for outstanding Promis Common Shares in connection with the proposed combination of PRI and Promis. Holders of Exchangeable Shares may then exchange one Exchangeable Share for one share of Common Stock, and in some cases we may redeem each Exchangeable Share for one share of Common Stock. We describe the process by which Exchangeable Shares may be exchanged for Common Stock on page 24 of this Prospectus under the heading "Plan of Distribution."

     Holders of Exchangeable Shares may exchange their Exchangeable Shares for shares of our Common Stock immediately upon the completion of the combination of PRI and Promis or at a later time. We are offering the shares of our Common Stock on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 only during the period when the registration statement relating to this Prospectus is effective. We will bear the registration costs incurred in connection with this offering.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "PRIA." On December 22, 1998, the closing price of our Common Stock, as reported on the Nasdaq National Market, was $24.44 per share.

                              --------------------

             INVESTING IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 3.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

               The date of this Prospectus is January __, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any of our SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC's website at http://web.sec.gov.

     The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings:

     - our Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

     - the description of our Common Stock contained in the Registration Statement on Form 8-A (as filed on October 12, 1994), including any amendment or report filed for the purpose of updating such description; and

     - any filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (2) subsequent to the date of this prospectus and prior to the date of termination of this offering. Information in these filings will be incorporated as of the filing date.

     You may request copies of the filings, at no cost, by writing to or telephoning our Chief Financial Officer as follows:

                          PRI Automation, Inc.
                          805 Middlesex Turnpike
                          Billerica, Massachusetts 01730
                          Telephone: (978) 670-4270

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our Common Stock, you should read the registration statement and the exhibits filed with the registration statement.

                         FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus and in the documents incorporated by reference into this Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Further, any statements contained in or incorporated into this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. In particular, statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the Company's shipment level and profitability, and the sufficiency of capital to meet working capital and capital expenditures requirements, may be forward-looking statements. Without limiting the foregoing, the words "expect," "anticipate," "plan," "believe," "seek," "estimate," "internal," "backlog" and similar expressions are intended to identify such forward-looking statements. Such statements are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause the Company's future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company's ability to control or predict. Readers are accordingly cautioned not to place undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly any forward-looking statements whether in response to new information, future events or otherwise. Important factors that may cause the Company's actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below.

                                  RISK FACTORS

     Investing in shares of our Common Stock involves significant risks. Because you could lose the entire value of your investment, you should carefully consider the following risks before deciding to invest in our Common Stock. We are uncertain about the future of our business and, in preparing this document, have made certain assumptions and projections. We generally use words like "expect," "believe" and "intend" to indicate these assumptions and projections. Our assumptions and projections could be wrong for many reasons, including the reasons discussed in this section. We do not promise to notify you if we learn that our assumptions or projections in this Prospectus are wrong.

TAXABILITY OF THE EXCHANGE  If you exchange your Exchangeable Shares for shares of our Common Stock, you may be required to pay tax on any gain you have under the laws of Canada and the United States. Your tax consequences can vary depending on:

                            - where you are a resident for tax purposes

                            - whether you exchange your Exchangeable Shares
                              by way of redemption or exchange

                            - the holding period for your Exchangeable Shares

                            - the percentage of the total number of
                              outstanding Exchangeable Shares held by Subco immediately after the exchange

                            CANADIAN TAX CONSIDERATIONS. If you are a
                            Canadian resident holding Exchangeable Shares as capital property and deal at arm's length with and are not otherwise affiliated with us, and Exchangeable Shares are redeemed or retracted, you will generally be deemed to have received a dividend equal to the amount paid on the redemption or retraction less the paid-up capital of the Exchangeable Shares. You will also generally be deemed to have realized a capital gain (or capital loss) to the extent that your proceeds of disposition (net of reasonable costs of disposition) exceed (or are less than) your adjusted cost base for your shares. If you otherwise exchange your Exchangeable Shares for shares of our Common Stock, you will generally be considered to have realized a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition (net of reasonable costs of disposition) exceed (or are less than) your adjusted cost base for the Exchangeable Shares exchanged.

                            U.S.TAX CONSIDERATIONS. Except in limited circumstances, if you are a "United States person" for United States federal income tax purposes, you will generally recognize a gain or loss when you exchange your Exchangeable Shares for shares of our Common Stock. Your gain or loss will be equal to the difference between the fair market value of the shares of Common Stock you receive in the exchange and your basis in the Exchangeable Shares exchanged. The gain or loss will generally be a capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, you may recognize ordinary income. A capital gain or loss will be a long-term capital gain or loss if your holding period for the Exchangeable Shares is more than one year at the time of the exchange. Under certain limited circumstances, the exchange of Exchangeable Shares for shares of our Common Stock may be characterized as a tax-free exchange. In particular, if you exchange your Exchangeable Shares for shares of our Common Stock pursuant to the Redemption Call Right or Liquidation Call Right (each as defined below), or at a time when our wholly owned subsidiary, 1235949 Ontario, Inc., an Ontario corporation (or Subco), owns at least 80 percent of the issued and outstanding Exchangeable Shares, the exchange may be tax-free.

HOLDING AND DISPOSITION
OF COMMON STOCK             CANADIAN TAX CONSIDERATIONS. If you are a Canadian
                            resident, dividends that you receive (or are deemed to receive) on shares of our Common Stock must be included in your income. If you are an individual, the dividends will not be subject to the gross-up and dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, the dividends will not be deductible in computing your taxable income. In certain circumstances you may be entitled to a foreign tax credit for any U.S. withholding tax paid on the dividends, subject to detailed rules in the Canadian Tax Act, including recently proposed amendments. Your cost amount for shares of our Common Stock that you receive on retraction, redemption or exchange of an Exchangeable Share will in general be equal to the fair market value of the shares of our Common Stock at the time of such event. When you dispose of shares of our Common Stock held by you as capital property, you will generally recognize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition (net of reasonable costs of disposition) exceed (or are less than) your adjusted cost base of the shares of our Common Stock.

                            UNITED STATES TAX CONSIDERATIONS. If you are a Non-U.S. Holder, dividends that you receive with respect to shares of our Common Stock generally will be subject to United States withholding tax at a rate of 30 percent. This rate of withholding tax may be reduced if you are eligible for the benefits of an income tax treaty (generally 15 percent on dividends paid to residents of Canada under the Tax Treaty). If you are a Non-U.S. Holder, you will generally not be subject to United States federal income tax on any gain that you recognize when you sell or exchange shares of our Common Stock, unless such gain is effectively connected with your conduct of a United States trade or business or, if you are an individual, you are present in the United States for 183 days or more and certain other conditions are satisfied.

                            WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OF YOUR EXCHANGEABLE SHARES FOR SHARES OF OUR COMMON STOCK. See "Plan of Distribution--Income Tax Considerations."

FOREIGN PROPERTY/QUALIFIED
INVESTMENT ISSUES FOR
CANADIAN SHAREHOLDERS       If you hold your Exchangeable Shares through a
                            trust governed by a registered retirement savings plan, a registered retirement income fund or a deferred profit sharing plan, you should know that the Exchangeable Shares will be "qualified investments" under the Canadian Tax Act as long as the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange). If you are such a holder, your shares of our Common Stock will also be "qualified investments" under the Canadian Tax Act, as long as those shares are listed on a prescribed stock exchange (which currently includes Nasdaq). The Exchangeable
                            Shares will not be "foreign property" under the Canadian Tax Act, as long as those shares are listed on a prescribed stock exchange in Canada.
                            Our Common Stock will always be "foreign property" under the Canadian Tax Act.
                            Accordingly, if you are
                            such a holder, you should consult your own tax advisors prior to exchanging the trust's
                            Exchangeable Shares for shares of our Common
                            Stock. Investing in our Common Stock may not be an acceptable investment for such entities or may subject such entities to additional taxes, fees or expenses.

DIFFERENCES IN CANADIAN
AND U.S. TRADING MARKETS    The Exchangeable Shares are listed only on the
                            Toronto Stock Exchange, and our Common Stock is traded only on the Nasdaq National Market. We do not intend to list either the Exchangeable
                            Shares or our Common Stock on any other stock exchange or market in the United States or Canada. Accordingly, the trading price of the Exchangeable Shares will be based upon the market for that stock on the Toronto Stock
                            Exchange, and the trading price for our Common
                            Stock will be based upon the market for that stock on the Nasdaq National Market. We cannot assure you that the market price for our Common
                            Stock will be the same as, or even similar to, the market price for the Exchangeable Shares.

CYCLICALITY OF
SEMICONDUCTOR INDUSTRY      Our business depends heavily upon capital
                            expenditures by semiconductor manufacturers, particularly manufacturers that are opening or expanding semiconductor fabrication facilities, or "fabs." Whether these manufacturers undertake capital expenditures in turn depends upon market demand for their products and products that contain semiconductors. Historically, the semiconductor industry has been highly cyclical and there have been periods of oversupply in the market for semiconductors. Oversupply has caused significantly reduced demand for capital equipment, including systems such as ours. We believe that the markets for newer generations of semiconductors will experience similar fluctuations, and that the recent high rate of technical innovation and resulting improvements in the performance and price of semiconductor devices, which have driven much of the demand for our products, could slow or encounter limits.

                            In the last year, the semiconductor industry has experienced a significant downturn, which has seriously harmed our ability to sell our systems. Several of our customers have announced reductions in their planned capital expenditures, including expenditures for the construction or expansion of fabs. The recent downturn in the Asian markets has also affected demand for semiconductor manufacturing equipment, including our systems. These and other factors have significantly reduced our revenues and profitability in fiscal 1998. Our total revenues for fiscal 1998 were $178.2 million, compared with total revenues of $213.6 million in fiscal 1997. In fiscal 1998, we incurred a net loss of $23.9 million, compared with net income of $26.6 million in fiscal 1997.

                            In July 1998, we announced a restructuring and cost reduction plan and reduced our workforce by approximately 15%. In fiscal 1998, we recorded a pre-tax restructuring charge against earnings of $5.6 million, including severance costs, costs related to reduction in facilities and other restructuring costs. In fiscal 1998, we also recorded a pre-tax charge against earnings of $14.0 million for the write-down of inventories to their net realizable value and increases in the provision for warranty.

                            Any lengthy extension of the reduced demand for semiconductor automation equipment would seriously harm sales of our systems. If we take additional cost-cutting measures in response to the downturn in the semiconductor industry, we may be unable to continue to invest in marketing, research, development and engineering at the levels we think necessary to maintain our competitive position. For more information, see "--Management of Growth in Light of Fluctuating Demand."

LENGTHY SALES CYCLE         Our systems often have a lengthy sales cycle. Before
                            buying one of our systems, a prospective customer must generally decide to upgrade or expand existing facilities or to construct new facilities. These undertakings are major decisions for most prospective customers and typically involve significant capital commitments and lengthy evaluation and approval processes. In addition, downturns in the semiconductor industry may cause prospective customers to postpone decisions regarding major capital expenditures, including purchases of our systems. As a result of the length of our typical sales cycle, we have difficulty anticipating the timing and amount of specific sales. Furthermore, we may spend significant amounts of money and effort with no assurance that we will make a sale.

SIGNIFICANT FLUCTUATIONS
IN OPERATING RESULTS        Many factors may cause our operating results to
                            fluctuate significantly. Some of these factors are:

                            -   the timing of significant orders
                            -   the gain or loss of any significant customer
                            - new product announcements and releases by us or our competitors
                            - order cancellations and shipment rescheduling or delays
                            -   patterns of capital spending by our customers
                            - market acceptance of new and enhanced versions of our products
                            - changes in the pricing and the mix of products we sell
                            - cyclicality in the semiconductor industry and the markets served by our customers
                            -   the timing of any acquisitions and related costs

                            In addition, the downturn in the Asian markets, particularly in Korea, and uncertainties in demand for automation equipment as the semiconductor industry moves from 200mm to 300mm wafer processing equipment have caused and may cause customers to delay or cancel orders. For more information, see "--Risks Associated With Asian Markets" and "--Delay in Transition to 300mm Wafer Technology."

                            We derive a substantial portion of our revenues from the sale of a relatively small number of our systems. The purchase price of our systems generally ranges from $3,000,000 to $15,000,000, and we usually take more than one or two fiscal quarters to deliver our systems. As a result, any delay in the recognition of revenue for a single system could harm our results for a given accounting period. If we delay a shipment near the end of a fiscal period because, for example, the customer reschedules or cancels its order or because we encounter unexpected manufacturing difficulties, our sales in that fiscal period could fall significantly below our expectations. This could seriously harm our business.

                            Our operating results also fluctuate because our gross margins vary. Our gross margins vary for a number of reasons, including:

                            -  the mix of products we sell
                            -  the average selling prices of products we sell
                            - the costs to manufacture, market, service and support our new products and enhancements
                            -  the costs to customize our systems
                            -  our efforts to enter new markets

                            We typically charge a fixed price for our systems. As a result, if the costs we incur in performing a contract exceed our expectations, we generally cannot pass those costs on to our customer. In addition, we continue to invest in research and development, capital equipment and extensive ongoing customer service and support capability worldwide. These investments create significant fixed costs that we may be unable to reduce rapidly if we do not meet our sales goals. Moreover, if we lack a significant backlog of orders for an extended period of time, we may have difficulty planning our future production and inventory levels, which could also cause fluctuations in our operating results.

                            As a result of these factors, we believe that period-to-period comparisons of our revenues and results of operations are not necessarily meaningful. You should not rely on these comparisons as indicators of our future performance.

CUSTOMER CONCENTRATION      Historically, we have derived a significant portion
                            of our revenues from sales to a limited number of customers. We expect this trend to continue for the foreseeable future. In fiscal 1996, 1997 and 1998, sales to our three largest customers accounted for 40%, 47% and 41% of our total sales, respectively. In those years, one customer, Intel
                            Corporation, accounted for 29%, 36% and 22% of our net revenue, respectively. Our largest customers can change from year to year, as customers complete large fabs and initiate new projects.

                            None of our customers has any long-term obligation to continue to purchase our products or services, and any customer could reduce or cease ordering our products or services. We believe that sales to some of our customers will decrease in the near future as they complete their current purchases for new or expanded fabs. When a customer cancels an order, our sales contract generally allows us to recover our out-of-pocket expenses and a portion of our anticipated profits from the sale. Because of the long sales cycle for our products, we may have difficulty in quickly replacing orders that our customers cancel or reduce. Our failure to obtain large orders from new or existing customers could seriously harm our business. In the past, our customers have sometimes failed to place orders we expected or have delayed or canceled delivery schedules as a result of changes in their requirements. Order deferrals or cancellations can seriously harm our business.

RISKS ASSOCIATED WITH
ASIAN MARKETS               The current economic downturn in certain Asian
                            countries has adversely affected, and could continue to adversely affect, the worldwide semiconductor industry and our business. According to industry analysts, as a result of the recession in Japan, as well as currency fluctuations and other problems in other Asian countries, Asian consumers have slowed purchases of personal computers, cellular phones and other products that use semiconductors. The reduction in demand for semiconductors has led and could continue to lead semiconductor manufacturers, both in Asia and the United States, to build fewer new fabs and undertake fewer capital improvement projects in their existing fabs. As a result, we have experienced, and could continue to experience, delays or cancellations of orders from our customers. Such delays or cancellations could seriously harm our business.

                            Despite the financial uncertainty in these Asian countries, we believe that our continued presence in Asian markets will be important to our long-term future financial performance. Accordingly, we expect to invest significant resources in increasing our presence in Asia. These markets, which include Korea, Taiwan, Singapore, China and, most significantly, Japan, represent a substantial percentage of the worldwide semiconductor manufacturing capacity. In the Japanese market (including fabs operated outside Japan by Japanese semiconductor manufacturers), we may suffer from more disadvantages than our Japanese competitors, many of whom have longstanding collaborative relationships with Japanese and other Asian semiconductor manufacturers. Accordingly, we may be unable to increase sales in the Asian semiconductor markets. For more information, see "--International Operations" and "--Competition."

DELAY IN TRANSITION TO
300MM WAFER TECHNOLOGY      Currently, the most widely used semiconductor
                            manufacturing process handles 200mm semiconductor wafers. Industry analysts expect that, in order to increase manufacturing efficiencies and reduce costs, semiconductor manufacturers will begin using
                            300mm wafers. We believe that the expected transition to 300mm manufacturing technology represents an important opportunity for us because customers will need to build entirely new fabs and develop entirely new process tools and automation systems to process 300mm wafers. In addition, we believe that ergonomic, safety and cost factors will make increased levels of factory-wide automation a practical necessity in new 300mm fabs.

                            For this reason, we have invested, and are continuing to invest, substantial resources to develop new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from 200mm to 300mm manufacturing technology is occurring more slowly than we expected, partly as a result of the recent reduction in demand for semiconductors. Although pilot projects are underway, no new 300mm fab is yet under construction. Any significant delay in the adoption of 300mm manufacturing technology, or the failure of such adoption to occur, could significantly reduce our results of operations. Moreover, any delay in the transition to 300mm technology could permit our competitors to introduce 300mm products competitive with or superior to our systems.

MANAGEMENT OF GROWTH IN
LIGHT OF FLUCTUATING
DEMAND Our business is requiring us to hire substantial numbers of new employees, particularly employees with technical backgrounds for our engineering and technical support staffs. The market for these employees is becoming increasingly competitive, and we have occasionally experienced delays in meeting our staffing requirements. Our failure or inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis would adversely affect our ability to develop, manufacture, install and support our systems.

                            If the semiconductor industry resumes its growth, we may have to design and manufacture our systems in larger volumes than we do now. If demand for our products increases rapidly, we may have difficulty increasing our production capacity while maintaining our standards of quality and reliability, and delivery times for our systems may increase. If we fail to meet a customer's delivery or performance criteria, we could lose business from that customer, cause long-term damage to our reputation and have higher warranty and service costs. Any of these results could seriously harm our business. Further, if we are unable to expand our existing manufacturing capacity to meet demand, a customer's placement of a large order requiring the development and delivery of flexible factory automation systems during a particular period might deter other semiconductor manufacturers from placing similar orders with us for the same period. For more information, see "--Significant Fluctuations in Operating Results."

                            Our systems, procedures, controls and staffing may not be adequate to support any rapid growth in our operations, if any. Our failure to respond effectively to fluctuating demand for our products and to manage our future growth, if any, could seriously harm our business.

EFFECTS OF RECENT
ACQUISITION ACTIVITY        We are continuing to integrate the operations of
                            Equipe Technologies, Inc. and its European distributor, Chiptronix Handling Systems GmbH, which we acquired in January 1998 and May 1998, respectively. Equipe develops, manufactures and supplies atmospheric wafer and substrate handling robots, pre-aligners and controllers.

                            In February 1999, we expect to acquire Promis Systems Corporation Ltd., a Canadian corporation. Promis is based in Toronto, Ontario and develops, markets and maintains software products used by large-scale manufacturers, such as semiconductor manufacturers and precision electronics manufacturers, to optimize their manufacturing processes and ensure compliance with mandatory specifications. We are only now beginning to take steps to integrate our operations with those of Promis.

                            We may not be able to absorb and effectively manage the acquisitions of Equipe, Chiptronix and Promis or successfully develop, market and sell the products of Equipe and Promis. These acquisitions and any future acquisitions also pose additional risks, including:

                            -  diversion of our management's attention
                            -  loss of key employees of the acquired company
                            - interruptions in the sales efforts of the acquired company
                            - failure to integrate financial and accounting systems successfully
                            -  significant acquisition and integration expenses
                            - assumption of legal and other liabilities and risks
                            - entry into markets in which we have little or no prior experience

                            Any of these factors could seriously harm our business. Moreover, an acquisition may not produce the revenues, earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as we expected. Any such poor performance could cause customer dissatisfaction and damage our reputation.

                            To pay for an acquisition, we might use capital stock or cash, or incur long-term indebtedness. If we use capital stock, our existing stockholders might experience dilution of their ownership interests. If we use our cash reserves or significant debt financing, our liquidity will be reduced.

INTERNATIONAL OPERATIONS    In the last three fiscal years,  we have
                            derived a substantial percentage of our revenues from customers outside the United States. In fiscal
                            1996, 1997 and 1998, international sales accounted for 15%, 46% and 33% of our total revenues, respectively. We intend to maintain our presence in European markets and to expand our presence in Asian markets. Accordingly, we anticipate that international sales will account for a significant portion of our net sales in the foreseeable future.
                            We will need to devote significant management attention and financial resources to our international expansion plans.

                            Our international operations are subject to additional risks, such as the following:

                            -  unexpected changes in trading policies,
                               regulatory requirements, exchange rates, tariffs and other barriers
                            -  unstable political and economic environments
                            - greater difficulties in collecting accounts receivable
                            - difficulties in managing distributors or representatives
                            -  restrictions on exporting and importing
                               technology
                            -  fewer protections for our intellectual property
                            -  longer sales cycles than with domestic customers
                            - difficulties in staffing and managing foreign operations
                            -  restrictions on the repatriation of earnings
                            -  potentially adverse tax consequences

                            Although our international sales are primarily denominated in U.S. dollars, currency exchange fluctuations could nonetheless make us less price-competitive than foreign manufacturers. If our international sales increase as a percentage of our total revenues, these factors could have a more pronounced effect on our results of operations. In any event, any of these factors could cause serious harm to our business. For more information, see "--Risks Associated With Asian Markets" and "--Limited Intellectual Property Protection."

COMPETITION                 We compete intensely with one principal competitor,
                            the clean automation division of Daifuku Co., Ltd., a large Japanese manufacturer of factory automation systems. We also compete with Shinko Electronics
                            Company, Murata Machinery Ltd. and a number of foreign and domestic manufacturers of equipment used to automate the process of semiconductor manufacturing. Our Equipe division competes with a number of wafer-handling robotics companies including in-house organizations of process tool manufacturers that develop their own automation, as well as other smaller robotics companies. Our software division competes with a number of suppliers of automated scheduling and planning software. We believe that competition in our industry is likely to intensify. Our competitors could develop new products with superior performance features or a better price, and new competitors could enter our markets and develop such products.
                            We also believe that, once a semiconductor manufacturer selects a particular vendor's equipment, the manufacturer will generally rely upon that equipment for the specific production line application and will frequently attempt to fulfill its other capital equipment needs from the same vendor. Accordingly, we expect to have difficulty selling to potential customers that have selected a competitor's equipment, and we expect that difficulty to last for a significant period of time. In addition, the expected transition to 300mm technology may cause new competitors to enter our markets and may diminish our competitive advantage with customers for whom we are the incumbent supplier of automation equipment. In the face of increased competition, we may need to lower our prices, which could seriously harm our business.

RAPID TECHNOLOGICAL CHANGE  Technology changes rapidly in the semiconductor manufacturing industry, and our competitors frequently introduce more advanced products or product enhancements. Our ability to compete in our markets will depend, in part, on our ability to develop and introduce more advanced systems at competitive prices and on a cost-effective basis so as to enable our customers to integrate them into their operations either before or as they begin volume product manufacturing. If our competitors introduce new products or product enhancements, our sales could decline and our existing products could lose market acceptance. Our success in developing, introducing, selling and supporting more advanced systems depends upon many factors, including:

                            -  component selection
                            - timely and efficient completion of product design and development
                            -  timely and efficient implementation of
                               manufacturing and assembly processes
                            -  software development
                            -  product performance in the field
                            - effective sales, marketing, service and project management

                            Because we must commit resources to product development well in advance of sales, our product development decisions must anticipate technological advances in semiconductor manufacturing by leading semiconductor manufacturers. We may not be successful in that effort. Our inability to select, develop, manufacture and market new systems or enhance our existing systems could cause us to lose our competitive position and could seriously harm our business.

PRODUCT DEVELOPMENT DELAY   Because our systems are complex and have a large
                            number of components, we can experience significant delays between our initial introduction of a system and our volume production of that system. We have occasionally experienced delays in the introduction of certain of our systems and enhancements, as well as certain technical and manufacturing difficulties with those systems and enhancements. We could experience similar delays and difficulties in the future. In addition, we must customize some of our systems to meet the customer's site or operating requirements. Our inability to complete the development or meet the technical specifications of any of our new systems or enhancements or to manufacture and ship these systems or enhancements in volume in a timely manner could impair our relationships with our customers and seriously harm our business. In addition, we may incur substantial unanticipated costs to ensure that our new products function properly and reliably early in their life cycle. These costs could be, for example, greater than expected installation and support costs or increased materials costs as a result of expedited charges. We may not be able to pass these costs on to our customers. Any of these events could seriously harm our business.

SOLE OR LIMITED SOURCES
OF SUPPLY                   For certain components or specialized processes
                            (such as painting of system cabinets and enclosures) that we use in our products, we depend on or have available only one or a few suppliers. We have not experienced any significant disruption or delay in obtaining components we need for our products, and we believe in most instances we could develop other sources of supply or qualify other vendors for these components or processes. Nonetheless, we could experience such disruption or delay and may not be able to develop alternatives in a timely manner. If we are unable to obtain adequate deliveries of components for our products for an extended period of time, we may have to pay more for inventory, parts and other supplies, seek alternative sources of supply or delay shipping products to our customers. We could also damage our relationships with customers. Any such increased costs, delays in shipping or damage to customer relationships could seriously harm our business.

LIMITED INTELLECTUAL
PROPERTY PROTECTION         Our success depends to a significant degree upon our
                            proprietary technologies. To protect our proprietary technologies, we rely primarily upon employee and third-party non-disclosure agreements, trade secret, copyright and trademark laws, and license agreements. Wherever appropriate, we also seek to patent our technologies. We hold several patents and patent applications, including a patent relating to certain key elements of our AeroTrak monorail system, which forms an important component of our interbay automation systems. We attempt to protect the source code versions of our software as trade secrets and as unpublished copyrighted works. We believe, however, that our financial performance will depend more upon our innovation and technological expertise and the capabilities of our employees than upon the protection of our intellectual property rights.

                            The steps we have taken to protect our proprietary technology may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection. Our patents could be challenged, invalidated or circumvented, and the rights we have under our patents could provide no competitive advantages. Other companies could independently develop similar or superior technology without violating our proprietary rights. Any misappropriation of our technology or the development of competitive technology could seriously harm our business. If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk. In addition, the laws of some foreign countries do not protect our proprietary technologies to the same extent as the laws of the United States.

                            Third parties could claim that our products or technology infringe their patents or other proprietary rights. Any such claim could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could seriously harm our business.

                            If anyone asserts a claim against us relating to proprietary technology or information, we might seek to license their intellectual property or to develop non-infringing technology. We might not be able to obtain a license on commercially reasonable terms or on any terms. Alternatively, our efforts to develop non-infringing technology could be unsuccessful. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling our products and, therefore, could seriously harm our business.

ENVIRONMENTAL REGULATIONS   We are subject to a variety of governmental
                            regulations relating to the use, storage, handling, manufacture and disposal of toxic or other hazardous substances we use to manufacture our products. We use small quantities of lubricants, adhesives, solvents and cleaners in connection with our manufacturing and assembly operations. We believe that our storage, use and disposal of these materials complies in all material respects with applicable governmental regulations, and that we have obtained all necessary environmental permits to conduct our business. Our failure to control the use, disposal or storage of, or to adequately restrict the discharge of, hazardous or toxic substances could subject us to significant liabilities. Any such liability could materially harm our business.

DEPENDENCE ON KEY
PERSONNEL                   Our future success depends significantly on the
                            skills, experience and efforts of our key executive officers and employees. We depend heavily upon the continued contributions of our founder, Chairman of the Board and Treasurer, Mordechai Wiesler, our
                            President and Chief Executive Officer, Mitchell G.
                            Tyson, and other officers and key personnel. Many of these individuals would be difficult to replace.
                            Although we maintain key person life insurance on Messrs. Wiesler and Tyson, the loss of Mr. Wiesler,
                            Mr. Tyson or any other key person could seriously harm our business. In addition, our future financial performance will depend in part upon our ability to attract and retain other qualified management, engineering, financial, technical, marketing and sales, and support personnel for our operations.
                            Competition for these employees is intense and we may be unable to attract or retain them. Our failure to attract or retain these employees could seriously harm our business.

YEAR 2000                   Many existing computer systems and software products
                            do not properly recognize dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. These disruptions could include an inability to process transactions, send invoices or engage in normal business activities.
                            The Year 2000 problem could also affect embedded systems such as building security systems, machine controllers, telephone switches and other equipment.
                            As a result, many companies may need to upgrade or replace their computer systems, software and other equipment.

                            We have established a centrally coordinated project team, including representatives from each of our divisions, to determine the Year 2000 readiness of our products, business processes and systems and products of our suppliers and other third parties. We have reviewed all equipment and software that we are currently marketing or that is already installed at customer sites for Year 2000 readiness. We expect to complete all internal and field testing and upgrades of current and installed products by early 1999. We cannot presently estimate the total cost of this testing and upgrade process but we do not expect it to be material. We are also assessing our internal information technology, or IT, systems, including business information systems, systems we use in our manufacturing and service operations, and systems that provide electronic interfaces with our business associates and customers, and internal non-IT systems, including telecommunications systems, security systems and utilities, to ensure that our operations are not interrupted by Year 2000 issues. We expect to have addressed all internal Year 2000 issues identified in this process by the end of June 1999.

                            We also rely on third-party vendors for certain equipment and software that may not be Year 2000 compliant. We are working closely with these third-party vendors to determine the extent of their Year 2000 compliance. The failure of the equipment and software of these vendors to be Year 2000 compliant could substantially disrupt our normal operations. Any such disruption, or the costs of updating or replacing any of our equipment and software, could seriously harm our business. The failure of systems maintained by our vendors to be Year 2000 compliant could cause us to incur significant expenses to remedy any problems or could otherwise seriously harm our business.

                            Based on our investigations to date, we do not expect the total cost of our Year 2000 assessment and remediation program to be significant. However, we might discover unanticipated Year 2000 errors or defects in our products, internal computer systems, software and other equipment. We could also fail to complete our Year 2000 assessment and remediation programs on a timely basis and the costs of such programs may be greater than expected. The resulting disruption of our operations and additional costs could seriously harm our business.

VOLATILITY OF STOCK PRICE   The market price of our Common Stock has fluctuated
                            widely and may continue to do so. Many factors could cause the market price of our Common Stock to rise and fall. Some of these factors are:

                            -  variations in our quarterly results of operations
                            -  announcements of technological innovations
                            - introduction of new products or new pricing policies by us or our competitors
                            - trends in the semiconductor manufacturing industry
                            - acquisitions or strategic alliances by us or others in our industry
                            -  the hiring or departure of key personnel
                            -  changes in accounting principles
                            - changes in estimates of our performance or recommendations by financial analysts
                            - market conditions in the industry and the economy as a whole

                            In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of many high technology companies. These broad market fluctuations could adversely affect the market price of our Common Stock. When the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management. Any of these events could seriously harm our business.

                            When we acquired Equipe, Chiptronix and two related companies, we issued 4,469,016 shares of our Common Stock to the former stockholders of those companies. Immediately after they were issued, these shares were "restricted securities" for purposes of Rule 144 under the Securities Act, and will be eligible for sale in the public market pursuant to Rule 144 commencing in January 1999. We have already registered approximately 31% of these shares for sale in the public market. We may be required to register the remaining shares for sale in the public market. The sale of substantial amounts of these shares in the public market could adversely affect the market price of our Common Stock.

ANTI-TAKEOVER EFFECT OF
CHARTER PROVISIONS, BY-LAWS
STOCKHOLDER RIGHTS PLAN
AND MASSACHUSETTS LAW       Our basic corporate documents, our Stockholder
                            Rights Plan and Massachusetts law contain provisions that might enable our management to resist an attempt to take over our company. For example, the Board of Directors of PRI (the "Board of Directors" or the "Board") can issue shares of Common Stock and Preferred Stock without stockholder approval, and the Board could issue stock to dilute and adversely affect various rights of a potential acquiror. The
                            Board could use other provisions to discourage, delay or prevent a change in the control of our company or a change in our management. These provisions might also discourage, delay or prevent an acquisition of our company at a price that you may find attractive. These provisions could also make it more difficult for you and our other stockholders to elect directors and take other corporate actions. These provisions could limit the price that investors might be willing to pay for shares of our Common Stock.

                                   THE COMPANY

     We are a leading supplier of factory automation systems for semiconductor manufacturers and OEM equipment suppliers. We combine advanced robotics technology with material handling systems and a broad array of integrated software to automate the manufacturing of integrated circuits. Our mission is to provide integrated solutions of hardware, software and services that optimize the flow of silicon wafers throughout the semiconductor fabrication facility, or fab, improving the productivity of semiconductor manufacturing. Our products consist of overhead monorail wafer transportation systems; work-in-process wafer stockers and reticle stockers; tool automation systems; material control software and scheduling and planning software; and factory simulation and other services, including project management and on-site support. Our automated material handling solutions increase process tool utilization and throughput by optimizing the flow of wafers to and from process tools throughout the fab.

      In North America, we sell our products through a direct sales force operating out of our headquarters in Billerica, Massachusetts and our regional offices in California, Texas and Oregon. Outside North America, we sell and support our products through our direct sales and technical support organization with offices in the United Kingdom, France, the Netherlands, Germany, Ireland, Israel, Italy, Switzerland, Taiwan, South Korea, Singapore, and Japan.

     Our principal executive offices are located at 805 Middlesex Turnpike, Billerica, Massachusetts 01821-3986, and our telephone number is (978) 670-4270. Our company was incorporated in Massachusetts in 1972 under another name and we began our present business in 1982.

                                  RECENT EVENTS

     On November 24, 1998, PRI agreed to acquire Promis pursuant to the terms of a Combination Agreement (the "Combination Agreement") among PRI, Promis and Subco. The acquisition, which is intended to be accounted for as a pooling of interests, is expected to be completed during the first quarter of 1999, subject to, among other things, regulatory approvals and approval of the shareholders of Promis.

     Promis develops, markets and maintains software products used by large-scale manufacturers, such as semiconductor and precision electronics manufacturers, to optimize their manufacturing processes and ensure compliance with mandatory specifications. Promis' software is "mission critical" in that large-scale manufacturers would be unable to effectively operate their facilities without its use or the use of similar software.

     Promis' software offerings operate in real-time and are designed for use by manufacturers whose raw materials or components are processed in distinct units, permitting work-in-progress and finished goods to be tracked by lots. Promis' software products are designed to assist in the planning, execution and control of manufacturing operations and thereby enhance the competitiveness of such manufacturing users, by allowing them to achieve higher product quality, faster output and lower productions costs.

                                 USE OF PROCEEDS

     Because the shares of Common Stock offered hereby will be issued upon exchange or redemption of the Exchangeable Shares, the Company will receive no net cash proceeds upon such issuance.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 400,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 250,000 shares have been designated as Series A Participating Cumulative Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"). In connection with the combination of PRI and Promis, one share of undesignated Preferred Stock of the Company will be designated as Special Voting Preferred Stock, par value $.01 per share (the "Voting Share").

COMMON STOCK

     As of December 18, 1998, there were 19,946,524 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders of the Company. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of the liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock are entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders.

PREFERRED STOCK

     As of December 18, 1998, there were no shares of Preferred Stock outstanding. The Board of Directors is authorized, subject to limitations prescribed by Massachusetts law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix or alter the rights, preferences and privileges of the shares of each wholly unissued series and any restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal.

STOCKHOLDER RIGHTS PLAN

     On December 7, 1998, the Board of Directors declared a distribution of one right (a "Right") on each outstanding share of Common Stock of the Company. The Rights were issued to the holders of record of Common Stock outstanding on December 9, 1998, and will be issued, except as described below, with respect to shares of

Common Stock issued before the Distribution Date (as defined below) and, in certain circumstances, with respect to shares of Common Stock issued after the Distribution Date. Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase from the Company one one-hundredth (1/100) of a share of Series A Preferred Stock at a price of $140 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of December 9, 1998 (the "Rights Agreement") between the Company and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent").

     Until the earlier of (i) the date on which the Company first publicly announces that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock of the Company, including Common Stock issuable upon the exchange or redemption of Exchangeable Shares, (such person or group being called an "Acquiring Person") or (ii) the date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding Common Stock of the Company which could result in the offeror becoming the beneficial owner of 20% or more of the outstanding Common Stock of the Company, including Common Stock issuable upon the exchange or redemption of Exchangeable Shares, (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the certificates for Common Stock registered in the names of the holders thereof (which certificates for Common Stock will also be deemed to be Right Certificates, as defined below) and not by separate Right Certificates. Accordingly, until the Distribution Date, the Rights will be transferred with and only with the Common Stock.

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date (and to each initial record holder of certain Common Stock originally issued after the Distribution Date), and such separate Right Certificates alone will thereafter evidence the Rights. The Rights are not exercisable until the Distribution Date and will expire on December 9, 2008 (the "Expiration Date"), unless earlier redeemed by the Company as described below.

     To preserve the actual or potential economic value of the Rights, the number of shares of Series A Preferred Stock or other securities issuable upon exercise of a Right, the Purchase Price and Redemption Price and the number of Rights associated with each outstanding share of Common Stock are all subject to adjustment by the Board of Directors as provided in the Rights Agreement in the event of any change in the Company's Common Stock or Series A Preferred Stock, whether by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations or any other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Stock or Series A Preferred Stock, as the case may be (other than distribution of the Rights or regular quarterly cash dividends), or otherwise.

     The shares of Series A Preferred Stock are authorized to be issued in fractions which are an integral multiple of one one-hundredth (1/100) of a share of Series A Preferred Stock. The Company may, but is not required to, issue fractions of shares upon the exercise of the Rights, and, in lieu of fractional shares, the Company may issue certificates or utilize a depository arrangement as provided by the terms of the Series A Preferred Stock and, in the case of fractions other than one one-hundredth (1/100) of a share of Series A Preferred Stock or integral multiples thereof, may make a cash payment based on the market price of such shares.

     Upon a person or a group becoming an Acquiring Person, the Rights will entitle each holder of a Right to purchase, for the Purchase Price, that number of one one-hundredths (1/100) of a share of Series A Preferred Stock equivalent to the number of shares of Common Stock which at the time of the transaction would have a market value of twice the Purchase Price.

     If the Company is acquired in a merger or other business combination of 50% or more of its assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to a publicly traded corporation, each Right will entitle its holder to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price. If the Company is acquired in a merger or other business combination of 50% or more of its assets or assets representing 50% or more of the earning power of the Company are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an entity that is not a publicly traded corporation, each Right will entitle its holder to purchase, for the Purchase Price, at such holder's option, (i) the number of shares of such entity (or, at such holder's option, of the surviving corporation in such acquisition, which could be the Company) which at the time of the transaction would have a book value of twice the Purchase Price or (ii) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.

     Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable. Any holder of any such Right (including any purported transferee or subsequent holder) will not have any right to exercise or transfer any such Right.

     At any time after a person or a group becomes an Acquiring Person, the Board of Directors may exchange all or part of the then-outstanding Rights (other than Rights that have become null and void and nontransferable as described above) for consideration per Right consisting of one-half of the securities that otherwise would have been issuable to the holder of each Right upon exercise of the Right. The Board of Directors may also issue, in substitution for shares of Series A Preferred Stock, shares of Common Stock having an equivalent market value to the shares of Series A Preferred Stock if, at such time, the Company has a sufficient number of shares of Common Stock issued but not outstanding or authorized but unissued.

     At any time prior to the earlier of the Expiration Date or the first public announcement by the Company that a person has become an Acquiring Person, the Board of Directors may redeem all, but not less than all, of the Rights at a price (in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors to be at least equivalent in value) of $.001 per Right (the "PRI Right Redemption Price").

     If the Board of Directors elects to redeem the Rights, the Company will announce the redemption, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the PRI Right Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     At any time prior to the Distribution Date, the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement (including the date on which the Distribution Date will occur, the time during which the Rights may be redeemed or the terms of the Series A Preferred Stock), except that the Company may not supplement or amend the Rights Agreement to reduce the PRI Right Redemption Price or provide for an earlier Expiration Date.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on substantially all the Rights being acquired. The Rights will not interfere with any merger or other business combination with a third party approved by the Board of Directors because the Board of Directors may, at its option, at any time prior to any person becoming an Acquiring Person, redeem the then-outstanding Rights at the Redemption Price.

SERIES A PREFERRED STOCK

     As of December 18, 1998, there were no shares of Series A Preferred Stock outstanding.

     The holders of Series A Preferred Stock, if any, will be entitled to receive (a) quarterly cumulative dividends payable in cash in an amount equal to $1.00 per whole share, less the amount of cash dividends received pursuant to the following clause (b) (but not less than zero) and (b) cash and in-kind dividends on each payment date for similar dividends on the Common Stock in an amount per whole share of Series A Preferred Stock equal to 100 (which number is subject to adjustment to reflect stock dividends, subdivisions or combinations of the outstanding Common Stock) times the per share amount of all cash dividends then to be paid on each share of Common Stock.

     The holders of Series A Preferred Stock, if any, will be entitled to vote on each matter on which holders of Common Stock are entitled to vote, and will have 100 votes (subject to adjustment as described above) for each whole share of Series A Preferred Stock held. Holders of any fraction of a share of Series A Preferred Stock that is not smaller than one one-hundredth (1/100) of a share will be entitled to vote such fraction. Holders of Series A Preferred Stock will have certain special voting rights in the election of directors when the equivalent of six quarterly dividends are in default.

     Whenever quarterly dividends or distributions on outstanding shares of Series A Preferred Stock are in arrears, the Company's right to declare or pay dividends or other distributions on, redeem or purchase any shares of stock ranking junior to or on a parity with the Series A Preferred Stock will be subject to certain restrictions.

     Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock will be entitled to receive, before any distribution is made to holders of stock ranking junior to the Series A Preferred Stock or any distribution (other than a ratable distribution) is made to the holders of stock ranking on a parity with the Series A Preferred Stock, an amount equal to the accrued dividends thereon plus the greater of (a) $1.00 per share or (b) an amount per share equal to 100 (subject to adjustment as described above) times the amount per share to be distributed to holders of Common Stock.

     The shares of Series A Preferred Stock will not be redeemable. However, the Company may purchase shares of Series A Preferred Stock in the open market or pursuant to an offer to any holder.

     In the event of a consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or converted into other securities, cash or any other property, the shares of Series A Preferred Stock will be similarly exchanged or converted.

     Shares of Series A Preferred Stock are issuable in whole shares or in any fraction of a share that is not smaller than one one-hundredth (1/100) of a share or any integral multiple of such fraction, subject to certain adjustments. In lieu of issuing fractional shares, the Company may issue certificates or depositary receipts evidencing such authorized fractions of shares or, in the case of fractions other than one one-hundredth (1/100) of a share and integral multiples thereof, pay registered holders cash equal to the same fraction of the current market value of a share of Series A Preferred Stock (if any are outstanding) or the equivalent number of shares of Common Stock.

VOTING SHARE

     The Voting Share will be authorized for issuance in accordance with the Voting and Exchange Trust Agreement (the "Voting and Exchange Trust
Agreement"), to be entered into between the Company, Subco, Promis and Montreal Trust Company of Canada (the "Trustee"). Except as otherwise required by law or the Company's Articles of Organization, the Voting Share will be issued by the Company to and deposited with the Trustee, to be held in trust for the benefit of the registered holders of Exchangeable Shares.
The Voting Share will entitle the holder of record to a number of votes at meetings of holders of Common Stock equal to the product of (a) the number of Exchangeable Shares then issued and outstanding and held by registered holders of Exchangeable Shares other than the Company and its subsidiaries, multiplied by (b) the number of votes to which a holder of one share of Common Stock is entitled with respect to any matter, proposition or question on which holders of Common Stock are entitled to vote, consent or otherwise act. Except as required by law or by the Company's Articles of Organization, the holder of the Voting Share and the holders of Common Stock will vote together as a single class in the election of directors and in all matters submitted to a vote of the stockholders of the Company. The holder of the Voting Share will not be entitled to receive dividends. In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the holder of the Voting Share will be entitled to be paid out of the net assets of the Company available for distribution, before any distribution or payment is made upon any stock of the Company ranking on liquidation junior to the Special Voting Preferred Stock, an amount equal to $1.00, subject to equitable adjustment in the event of stock splits, stock dividends, combinations and the like involving the Special Voting Preferred Stock. When the Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by the Company or any of its subsidiaries, the Voting Share will be redeemed by the Company and be automatically restored to the status of an authorized but unissued share of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF ORGANIZATION AND THE COMPANY'S AMENDED AND RESTATED BY-LAWS

      The Company is subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, Chapter 110F prohibits any Massachusetts corporation with 200 or more stockholders of record and sufficient ties to Massachusetts from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date on which the person becomes an interested stockholder, unless (i) before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock outstanding at the time the transaction commenced (excluding shares held by directors, officers and certain other affiliates of the corporation), or
(iii) on or after that date, the business combination is approved by the board of directors and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder. In general, a "business combination" includes any merger or consolidation involving the corporation or any of its majority-owned subsidiaries, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a specified percentage of the assets of the corporation or any of its majority-owned subsidiaries, and certain other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person that, individually or with or through any of its affiliates or associates, beneficially owns 5% or more of the voting stock of the corporation, or a person that is an affiliate or associate of the corporation and beneficially owned 5% or more of the voting stock of the corporation at any time within the previous three years, and the affiliates or associates of that person. If the person is eligible to file Schedule 13G under the rules of the Securities and Exchange Commission with respect to the securities of the corporation, the applicable percentage is 15%. A corporation subject to Chapter 110F may opt out of its coverage by action of its stockholders to adopt an amendment to its articles of organization or by-laws that, in addition to any other vote required by law, is approved by the affirmative vote of a majority of the shares entitled to vote. Such an election to opt out of the coverage of Chapter 110F will not be effective until twelve months after the adoption of the foregoing amendment and will not apply to any business combination between the corporation and any person that became an interested stockholder before the adoption of the amendment. The Company has more than 200 stockholders of record and has not elected to opt out of the coverage of Chapter 110F.

     The Company is not subject to Chapter 110D of Massachusetts General Laws, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute that acquires beneficial ownership of 20% or more of the outstanding voting stock of a corporation may not vote that stock unless the stockholders of the corporation so authorize. (For purposes of the statute, a person is not deemed to be a beneficial owner of shares as to which the person may exercise voting power solely by virtue of a revocable proxy conferring the right to vote.) The Board of Directors may amend the Company's By-Laws at any time to subject the Company to this statute prospectively.

     The Company is not subject to Section 50A of the Massachusetts Business Corporation Law, which generally requires that the board of directors of a publicly held Massachusetts corporation be classified, with respect to the time for which they severally hold office, into three classes as nearly equal in size as possible. A corporation may opt out of the statute's coverage by a vote of the board of directors or a vote of two-thirds of each class of stock outstanding and entitled to vote at a meeting called for the purpose of such vote. If a corporation opts out of the statute's coverage by vote of the board of directors, the corporation may at any time thereafter adopt a vote of its board of directors electing to be subject to the statute's coverage. Directors who are classified under this statute may be removed only for cause by the affirmative vote of a majority of the shares outstanding and entitled to vote in the election of directors. The Company has elected by vote of its Board of Directors to opt out of these classified board provisions.

     The Company's By-Laws provide that at a meeting of the stockholders called for the purpose any director may be removed from office with or without cause by the vote of a majority of the shares issued, outstanding and entitled to vote in the election of directors. The Company By-Laws further provide that at any meeting of the Board of Directors any director may, after reasonable notice and an opportunity to be heard, be removed from office for cause by vote of a majority of the directors then in office.

     The Company's By-Laws provide that any vacancy in the Board of Directors may be filled by a vote of the majority of the directors then in office or, in the absence of such election by the directors, by the stockholders at a meeting called for the purpose, provided that, subject to the provisions of the Company's By-Laws regarding nominations of directors, any vacancy resulting from action by the stockholders may be filled by the stockholders at the same meeting at which the action was taken. The Company's By-Laws require that stockholder nominations for the Board of Directors comply with certain notice procedures. To nominate a director, a stockholder must give the Company written notice of the planned nomination at least 60 days before a scheduled meeting. If the Company gives less than 70 days' notice of the date of the meeting, a stockholder will have ten days within which to give such notice. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as the Company may reasonably require to determine the eligibility of the proposed nominee.

     The Company's By-Laws require that a stockholder seeking to have any business conducted at a meeting of stockholders give written notice to the Company at least 60 days before the scheduled meeting. In certain circumstances, a stockholder will have ten days within which to give such notice. The stockholder's notice must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to support the proposal.

     The Massachusetts Business Corporation Law provides that special meetings of stockholders of a corporation with a class of voting stock registered under the Exchange Act may be called by the president or the directors of the corporation, and unless otherwise provided in the corporation's charter or by-laws, must be called by the clerk or another officer upon the written application of the holders of at least 40% in interest of the corporation's capital stock entitled to vote at a special meeting. The Company's By-Laws mirror these provisions of the Massachusetts Business Corporation Law by requiring the Company to call a special meeting of stockholders upon the written application of the holders of at least 40% in interest of the Company's capital stock entitled to vote at a special meeting.

     Article 6D of the Company's Articles of Organization expressly authorizes the Board of Directors and the stockholders of the Company to make, alter, amend and repeal the Company's By-Laws, except with respect to any provision which by law, the Company's Articles of Organization or the Company's By-Laws require action by the stockholders. The Company's Articles of Organization also provide that certain Articles of the Company's By-Laws (relating generally to meetings of stockholders, meetings and elections of directors, resignations, removals and vacancies of directors and officers, and amendments to the Company's By-Laws) and Article 6D of the Company's Articles of Organization may not be altered, amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by them, without the affirmative vote of the holders of at least eighty percent of the voting power of all shares of the Company entitled to vote generally in the election of directors.

     The Company's Articles of Organization eliminate the personal liability of the directors of the Company to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Massachusetts Business Corporation Law. The Company's Articles of Organization generally provide that the Company will indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of the Company or serving at the Company's request as a director, officer, employee or agent of another organization, including service with respect to an employee benefit plan, to the fullest extent authorized by the Massachusetts Business Corporation Law against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification under the Company's Articles of Organization includes the right to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, subject to the delivery of any undertaking required by the Massachusetts Business Corporation Law. The Company's Articles of Organization grant the Board of Directors the authority to grant rights to indemnification and advancement of expenses to any employee or agent of the Company to the fullest extent permitted by the Company's Articles of Organization.

     The Company's Articles of Organization provide that the Company may authorize, by a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon, (a) the sale, lease or exchange of all or substantially all of its property and assets upon such terms and conditions as it deems expedient, and (b) the merger or consolidation of the Company into any other corporation, provided, however, that the sale, lease, exchange, merger or consolidation is approved by a majority of the members of the Board of Directors.

     Certain provisions of the Company's Articles of Organization and the Company's By-Laws discussed above would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, because the Company's Articles of Organization and the Company's By-Laws are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, these provisions could reduce the temporary fluctuations in the market price of the Company's stock that could otherwise be caused by such accumulations. Accordingly, the Company's stockholders could be deprived of opportunities to sell their stock at temporarily higher market prices.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.


                              PLAN OF DISTRIBUTION

     Holders of Exchangeable Shares should consult their own tax advisors with respect to the United States, Canadian and other tax consequences of exchanging their Exchangeable Shares for shares of Common Stock as described below. See "Risk Factors--Taxability of the Exchange." No broker, dealer or underwriter has been engaged in connection with the offering of the Common Stock covered hereby.

     The Company has filed with the SEC a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the Common Stock being offered hereunder. The Company has agreed to use its reasonable best efforts to keep such Registration Statement effective until no Exchangeable Shares remain outstanding.

EXCHANGEABLE SHARES

     Pursuant to the terms of a plan of arrangement (the "Plan of Arrangement") under section 192 of the Canada Business Corporations Act (the "CBCA"), Promis will undergo a reorganization of capital (the "Arrangement") whereby, among other things, Promis will issue Exchangeable Shares in exchange for outstanding Promis Common Shares (other than Promis Common Shares held by PRI and its subsidiaries) at the effective time (the "Effective Time") of the combination of PRI and Promis. Each holder of Promis Common Shares will receive 0.1691 Exchangeable Shares for each Promis Common Share, such exchange ratio being subject to adjustment as provided for in the Combination Agreement.

     Common Stock may be issued to holders of Exchangeable Shares as follows:
(i) holders of Exchangeable Shares may require at any time that such shares be exchanged or redeemed for an equivalent number of shares of Common Stock (see "--Election by Holders to Exchange or Redeem"); (ii) such Exchangeable Shares will be automatically redeemed upon the occurrence of certain events (see "--Automatic Redemption"); and (iii) upon liquidation of the Company or Promis, holders of Exchangeable Shares may be required to, or may elect to, exchange such Exchangeable Shares for shares of Common Stock (see "--Exchanges Upon Liquidation of Promis or PRI").

     The Company will bear all of the expenses of this distribution. The Company estimates that such expenses will total approximately $125,000.


ELECTION BY HOLDERS TO EXCHANGE OR REDEEM

     EXCHANGE PUT RIGHT. Holders of the Exchangeable Shares will be entitled at any time at or following the Effective Time to require Subco to purchase all or any part of the Exchangeable Shares owned by such holders and to deliver in exchange for such Exchangeable Shares an equivalent number of shares of Common Stock plus declared and unpaid and undeclared but payable dividends on each such Exchangeable Shares (the "Dividend Amount"), if any (the "Exchange Put Right"). The Exchange Put Right may be exercised at any time by notice in writing, which may be in the form of the exchange put right request contained in any letter of transmittal distributed or made available to Promis shareholders or in such other form satisfactory to the Trustee. Such notice must be given by the holder to and received by the Trustee, and accompanied by: (i) presentation and surrender of the certificates representing such Exchangeable Shares and (ii) such other documents that may be required to effect a transfer of Exchangeable Shares by the CBCA, Promis' by-laws and the Trustee. The required materials must be sent to the Trustee's principal transfer office in Toronto, Ontario or such other place in Canada as may be determined from time to time. An exchange pursuant to this right will be completed not later than the close of business on the third business day following receipt by the Trustee of the notice, the certificates and such other required documents.

     RETRACTION RIGHTS. Holders of the Exchangeable Shares will be entitled at any time following the Effective Time to require Promis to retract (i.e., require Promis to redeem) any or all such Exchangeable Shares owned by such holders and to deliver in exchange for such Exchangeable Shares an equivalent number of shares of Common Stock plus the Dividend Amount, if any (the "Retraction Price"), subject to Subco's Retraction Call Right as described below. Holders of the Exchangeable Shares may effect such retraction by presenting the appropriate share certificates to Promis or the Trustee representing the number of Exchangeable Shares the holder desires Promis to retract together with a duly executed retraction request (a "Retraction Request") in the form contained in Schedule A to the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set forth in Appendix A to the Plan of Arrangement (the "Exchangeable Share Provisions") or in such other form as may be acceptable to Promis specifying the number of Exchangeable Shares the holder wishes Promis to retract and the retraction date upon which the holder wishes to receive the Retraction Price (the "Retraction Date"). The Retraction Date will be a business day not less than five nor more than ten business days after the date on which Promis receives the Retraction Request from the holder, together with such other documents as may be required to effect the retraction of the Exchangeable Shares by the CBCA, Promis' by-laws and the Trustee.

     Upon receipt of the Exchangeable Shares, the Retraction Request and other required documentation from the holder thereof, Promis must immediately notify the Company and Subco of such Retraction Request. Subco will thereafter have two business days in which to exercise its Retraction Call Right as discussed below under "Call Rights" (the "Retraction Call Right"). In the event Subco determines not to exercise its Retraction Call Right and provided that the Retraction Request is not revoked by the holder in accordance with the Exchangeable Share Provisions, Promis is obligated to deliver to the holder not later than the Retraction Date the number of shares of Common Stock equal to the number of Exchangeable Shares submitted by the holder for retraction, plus the Dividend Amount, if any. The Company and Subco will be obligated to provide such shares of Common Stock to Promis to enable Promis to comply with the Retraction Request.

AUTOMATIC REDEMPTION

     Subject to applicable law and the Redemption Call Right of Subco described below under "Call Rights" (the "Redemption Call Right"), on an Automatic Redemption Date (defined below), Promis will redeem all but not less than all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of Common Stock, plus the Dividend Amount, if any. An "Automatic Redemption Date" is the first to occur of (a) the seventh anniversary of the effective date (the "Effective Date") of the Arrangement, (b) the date selected by the Promis board of directors at a time when less than 15% of the Exchangeable Shares issuable on the Effective Date (other than shares held by the Company and its subsidiaries and as such number of shares may be adjusted as deemed appropriate by the Promis board of directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issuance or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction involving or affecting the Exchangeable Shares) are outstanding, (c) the business day prior to the record date for any meeting or vote of the shareholders of Promis to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of Promis, but excluding any meeting or vote as described in clause (d) below (an "Exchangeable Share Voting Event"), (d) the business day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of the holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and Common Stock (an "Exchangeable Share Equivalence Voting Event"), or (e) a merger, amalgamation, tender offer, material sale or capital distribution of shares or assets or rights or interests therein or any similar transaction involving the Company, or any proposal to do so (a "PRI Control Transaction") or a sale of a majority of the outstanding shares of Promis by Subco, PRI or any affiliate of PRI to an arm's length third party, or any proposal to do so (a "Promis Control Transaction") occurs, in which case, provided the board of directors of Promis determines, in good faith and in its sole discretion, that it is not reasonably practicable in the circumstances of such PRI Control Transaction or Promis Control Transaction to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such PRI Control Transaction or Promis Control Transaction in accordance with its terms, the board of directors of Promis may accelerate such redemption date to such date prior to the seventh anniversary of the Effective Date as they may determine, upon such number of days' prior written notice to the registered holders of the Exchangeable Shares as the board of directors of Promis may determine to be reasonably practicable in the circumstances.

     At least 45 days before the relevant Automatic Redemption Date, or such number of days as the board of directors of Promis may determine to be reasonably practicable under the circumstances in respect of a possible Automatic Redemption Date arising in connection with a PRI Control Transaction, a Promis Control Transaction, an Exchangeable Share Voting Event or an Exchangeable Share Equivalence Voting Event, Promis shall provide the registered holders of Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Promis. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

EXCHANGES UPON LIQUIDATION OF PROMIS OR PRI

     PROMIS. Subject to Subco's Liquidation Call Right described below under "Call Rights" (the "Liquidation Call Right"), in the event of the liquidation, dissolution or winding up of Promis or any other distribution of its assets among its shareholders for the purposes of winding up its affairs, a holder of the Exchangeable Shares will have, subject to applicable law, preferential rights to receive from Promis, for each Exchangeable Share, one share of Common Stock, plus the Dividend Amount, if any.

     In addition, upon the occurrence and during the continuance of certain events relating to Promis' insolvency described below (each, a "Promis Insolvency Event"), a holder of Exchangeable Shares will be entitled to instruct the Trustee to exercise the exchange right (the "Exchange Right") with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring Subco to purchase such Exchangeable Shares from the holder. As soon as practicable following the occurrence of a Promis Insolvency Event or any event which may, with the passage of time and/or the giving of notice, become a Promis Insolvency Event, Promis and Subco will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the Exchange Right. The consideration for each Exchangeable Share to be acquired under the Exchange Right will be one share of Common Stock, plus the Dividend Amount, if any. "Promis Insolvency Event" means the institution by Promis of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up, or the consent of Promis to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Promis to contest in good faith any such proceedings commenced in respect of Promis within 30 days of becoming aware thereof, or the consent by Promis to the filing of any such petition or to the appointment of a receiver, or the making by Promis of a general assignment for the benefit of creditors, or the admission in writing by Promis of its inability to pay its debts generally as they become due. Moreover, if as a result of liquidity or solvency requirements of applicable law, Promis is unable to redeem all of the Exchangeable Shares tendered for retraction by a holder in accordance with the Exchangeable Share Provisions as described under "Retraction Rights" above, the holder will be deemed to have exercised the Exchange Right with respect to the unredeemed Exchangeable Shares, and Subco will be required to purchase such shares from the holder in the manner set forth above.

     PRI. In order for holders of the Exchangeable Shares to participate on a pro rata basis with the holders of Common Stock, immediately prior to the effective time of a PRI Liquidation Event (as defined below), each Exchangeable Share will be automatically exchanged for an equivalent number of shares of Common Stock, plus the Dividend Amount, if any. Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instruments of transfer as the Company or Subco, as applicable, may reasonably require, the Company or Subco (if so determined by the Company) will deliver to such holder certificates representing an equivalent number of shares of Common Stock, plus the Dividend amount, if any. A "PRI Liquidation Event" means: (a) any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding-up its affairs, or (b) the earlier of (i) receipt by the Company of notice of and (ii) the Company's otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of assets of the Company among its stockholders for the purposes of winding up its affairs, in each case where the Company has failed in good faith to contest in good faith any such proceeding commenced in respect of the Company within 30 days of becoming aware thereof.

CALL RIGHTS

     In the circumstances described below, Subco will have certain overriding rights (the "Call Rights") to acquire Exchangeable Shares from holders thereof by delivering one share of Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share acquired.

     RETRACTION CALL RIGHT. Pursuant to the Exchangeable Share Provisions, a holder requesting Promis to redeem the Exchangeable Shares will be deemed to offer such shares to Subco, and Subco will have an overriding Retraction Call Right to acquire all but not less than all of the Exchangeable Shares that the holder has requested Promis to redeem in exchange for one share of Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share, and, upon the exercise by Subco of the Retraction Call Right, the holders of the Exchangeable Shares will be obligated to transfer such shares to Subco.

     LIQUIDATION CALL RIGHT. Pursuant to the Plan of Arrangement, Subco will have an overriding Liquidation Call Right (the "Liquidation Call Right"), in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of Promis or any other distribution of the assets of Promis among its shareholders for the purpose of winding-up its affairs, to acquire all but not less than all of the Exchangeable Shares then outstanding in exchange for one share of Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share. Upon the exercise by Subco of the Liquidation Call Right, the holders of Exchangeable Shares will be obligated to transfer such shares to Subco. The acquisition by Subco of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Promis.

     REDEMPTION CALL RIGHT. Pursuant to the Plan of Arrangement, Subco will have an overriding Redemption Call Right, notwithstanding the proposed automatic redemption of the Exchangeable Shares by Promis pursuant to the Exchangeable Share Provisions, to acquire on an Automatic Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for one share of Common Stock, plus the Dividend Amount, if any, for each Exchangeable Share, and, upon the exercise by Subco of the Redemption Call Right, the holders of the Exchangeable Shares will be obligated to transfer such shares to Subco.

     EFFECT OF CALL RIGHT EXERCISE. If Subco exercises one or more of its Call Rights, it will directly deliver Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable Shares. Subco will not be entitled to exercise any voting rights attached to the Exchangeable Shares it acquires upon exercise of one or more of its Call Rights. If Subco declines to exercise its Call Rights when applicable, the Company and Subco will be required, pursuant to the Support Agreement to be entered between the Company, Subco and Promis, to issue or deliver, as the case may be, Common Stock as Promis directs, including to Promis, which will, in turn, transfer and/or deliver such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares. the Company anticipates that Subco will exercise its Call Rights, when available, and currently foresees no circumstances under which Subco would not exercise its Call Rights. In addition, the Company does not anticipate any restriction or limitation on the number of Exchangeable Shares Subco would acquire upon exercise of its Call Rights.

LSI WARRANT

     On May 1, 1996, Promis granted a warrant to purchase up to 100,000 Promis Common Shares (the "LSI Warrant") to LSI Logic Corporation, a Delaware corporation ("LSI"). The LSI Warrant may be exercised at any time but not later than 5:00 p.m., Toronto time, on April 30, 2000. At the Effective Time, in accordance with the Plan of Arrangement, the LSI Warrant will be converted, without any further action on the part of LSI, into a warrant to purchase the number of shares of PRI Common Stock (the "Warrant Shares") equal to the product of the Exchange Ratio and the number of Promis Common Shares subject to issuance under the LSI Warrant (the "Replacement Warrant"). The Warrant Shares are included in the shares of Common Stock being offered hereunder. The Replacement Warrant will have an exercise price equal to the exercise price per share of the LSI Warrant immediately prior to the Effective Time divided by the Exchange Ratio and converted from Canadian dollars to United States dollars at the noon spot exchange rate announced by the Bank of Canada on the third business day immediately preceding the Effective Date. If the foregoing calculation results in the Replacement Warrant being exercisable for a fraction of a share of PRI Common Stock, then the number of shares of PRI Common Stock subject to the Replacement Warrant will be rounded down to the nearest whole number of shares and the total exercise price for the Replacement Warrant will be reduced by the exercise price of the fractional share of PRI Common Stock. All other terms of the LSI Warrant will remain unchanged upon the conversion into the Replacement Warrant.

                            INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATION TO HOLDERS OF EXCHANGEABLE SHARES

     The Company has been advised by Blake, Cassels & Graydon, Canadian counsel for the Company, that the following is an accurate summary of the principal Canadian federal income tax considerations generally applicable to holders of Exchangeable Shares that, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), hold their Exchangeable Shares and the voting rights attached thereto, the Exchange Right and the Exchange Put Right (such rights being referred to collectively as the "Holder Rights") as capital property, deal at arm's length with Promis, the Company and Subco and are not affiliated with Promis, the Company or Subco. This summary does not apply to a holder with respect to whom the Company is or will be a foreign affiliate within the meaning of the Canadian Tax Act. This summary assumes that the Exchangeable Shares will at all times be listed on the TSE or another prescribed stock exchange. This summary does not address the tax consequences of the transactions, including the Arrangement, in which the Exchangeable Shares will be acquired, or the exercise of the LSI Warrant.

     Exchangeable Shares will generally be considered to be capital property to a holder unless held in the course of carrying on a business, in an adventure in the nature of trade or as "mark-to-market property" for purposes of the Canadian Tax Act. Shareholders resident in Canada for the purposes of the Canadian Tax Act whose Exchangeable Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the irrevocable election provided by subsection 39(4) of the Canadian Tax Act. Shareholders who do not hold their shares as capital property should consult their own advisers regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in Section 142.2 of the Canadian Tax Act), the potential application to them of the "mark-to-market" rules in the Canadian Tax Act, as the following summary does not apply to such shareholders.

     This summary is based on the current provisions of the Canadian Tax Act, the Regulations thereunder, the current provisions of the Canada-United States Income Tax Convention (1980), as amended ("Tax Treaty") and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account the amendments to the Canadian Tax Act and Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

     Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance tax ruling has been sought or obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

     WHILE THIS SUMMARY IS INTENDED TO ADDRESS THE PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. THEREFORE, SUCH HOLDERS AND PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     For purposes of the Canadian Tax Act, all amounts must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition; amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally prevailing at the time such amounts arise.

SHAREHOLDERS RESIDENT IN CANADA

     The following portion of the summary is applicable to holders of Exchangeable Shares ("Holders") who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada ("Canadian Holders").

DIVIDENDS

     EXCHANGEABLE SHARES. In the case of a Canadian Holder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the Canadian Holder's income, and will generally be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. In the case of a Canadian Holder that is a corporation, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the Canadian Holder's income.

     Subject to the discussion set out below, in the case of a Canadian Holder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the corporation's income and will normally be deductible in computing its taxable income.

     In the case of a Canadian Holder that is a specified financial institution, a dividend which is otherwise deductible in accordance with the foregoing will be deductible in computing its taxable income only if either:

     (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

     (ii) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons not dealing at arm's length with the Canadian Holder for purposes of the Canadian Tax Act does not receive (and is not deemed to receive) dividends in respect of more than 10 percent of the issued and outstanding Exchangeable Shares.

     A Canadian Holder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33-1/3 percent on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the Canadian Holder's taxable income. A Canadian Holder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax
Act) may be liable to pay an additional refundable tax of 6-2/3 percent on dividends or deemed dividends that are not deductible in computing taxable income.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" and, subject to the discussion above, "term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Promis will be subject to a 66-2/3 percent tax under Part VI. 1 of the Canadian Tax Act on dividends (other than excluded dividends) paid or deemed to be paid on the Exchangeable Shares. In certain circumstances, Promis may be entitled to deductions under Part I of the Canadian Tax Act which will substantially offset the impact of the Part VI. 1 tax. Dividends received or deemed to be received on the Exchangeable Shares by a Canadian Holder that is a corporation will not be subject to the 10 percent tax under Part IV. 1 of the Canadian Tax Act applicable to certain corporations.

     If the Company or any person with whom the Company does not deal at arm's length is a specified financial institution under the Canadian Tax Act at the time a dividend is paid on an Exchangeable Share, then, subject to the exemption described below, dividends received or deemed to be received by a Canadian Holder that is a corporation will not be deductible in computing taxable income but, as discussed above, will in any event be fully includable in computing income under Part I of the Canadian Tax Act. A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, or a corporation controlled by or related to any such entity or a prescribed corporation.

     The foregoing denial of the dividend deduction for a corporate Canadian Holder will not in any event apply if at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE), the Company controls Promis, and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends on more than 10 percent of the issued and outstanding Exchangeable Shares.

REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

     On the redemption (including a retraction) of an Exchangeable Share by Promis, the Canadian Holder will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of the consideration received by the Canadian Holder as part of the exchange) exceeds the aggregate of the paid-up capital (for purposes of the Canadian Tax Act) at the time of the redemption of the Exchangeable Share, and any amount allocated to the cancellation of the Holder Rights attached to such shares. The amount of any such deemed dividend will generally be subject to the tax treatment described above under "Dividends -- Exchangeable Shares". On the redemption, the Canadian Holder will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend and any amount allocated to the cancellation of the Holder Rights attached to such share and will also dispose of the Holder Rights attached to such share for proceeds of disposition equal to the amount allocated to the cancellation of the Holder Rights attached to such share. PRI is of the view that the fair market value of such rights is nominal. However, counsel can provide no opinion on matters of factual determination such as this. A Canadian Holder will in general realize a capital gain (or a capital loss) equal to the amount by which the adjusted cost base to the Canadian Holder is less than (or exceeds) the proceeds of disposition of the Exchangeable Share (net of reasonable costs of disposition) (see "Taxation of Capital Gain or Capital Loss" below). In the case of a Canadian Holder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend pursuant to subsection 55(2) of the Canadian Tax Act.

     On the exchange of an Exchangeable Share by the Canadian Holder thereof with Subco for shares of Common Stock (including any related Rights), other than on the redemption or retraction of an Exchangeable Share, the Canadian Holder will in general realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder. For these purposes, the proceeds of disposition will be the aggregate fair market value, at the time of the exchange, of the consideration received by the Canadian Holder as part of the exchange (less any amount allocated to the cancellation of the Holder Rights attached thereto) (see "--Taxation of Capital Gain or Capital Loss" below).

     Because of the existence of the Call Rights and the Exchange Right, a Canadian Holder cannot control whether such Holder will receive shares of Common Stock by way of redemption of the Exchangeable Shares by Promis or by way of purchase of Exchangeable Shares by Subco, except to the extent that the Canadian Holder may exercise the Exchange Put Right. As described above, the Canadian federal income tax consequences of a redemption differ from those of an exchange.

TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

     Three-quarters of any capital gain (the "taxable capital gain") realized by a Canadian Holder will be included in the Canadian Holder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the Canadian Holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the Canadian Holder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act.

     Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act.
A Canadian Holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6-2/3 percent on taxable capital gains.

     If the Canadian Holder is a corporation, the amount of any capital loss arising on a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

TAXATION OF PRI COMMON STOCK

     ACQUISITION AND DISPOSITION OF SHARES OF PRI COMMON STOCK. The cost amount of shares of PRI Common Stock received on the retraction, redemption or exchange of Exchangeable Shares will in general be equal to the fair market value of such shares of PRI Common Stock at the time of such event.

     A disposition or deemed disposition of shares of PRI Common Stock by a Canadian Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of shares of PRI Common Stock immediately before the disposition. In computing the adjusted cost base of a share of PRI Common Stock, the cost thereof must be averaged with the adjusted cost base of any other shares of PRI Common Stock held at that time by the Canadian Holder as capital property.

     DIVIDENDS ON SHARES OF PRI COMMON STOCK. Dividends received or deemed to be received by a Canadian Holder on shares of PRI Common Stock must be included in computing the income of the Canadian Holder for purposes of the Canadian Tax Act, and, in the case of a Canadian Holder that is an individual, such dividends will not be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations and, in the case of a Canadian Holder that is a corporation, such dividends will not be deductible in computing the corporation's taxable income for purposes of the Canadian Tax Act. Canadian Holders may in certain circumstances be entitled to a foreign tax credit in respect of any U.S. withholding tax payable in connection with such dividends, subject to the detailed rules in the Canadian Tax Act with respect to foreign tax credits, including in particular the proposed amendments to such rules set out in the Notice of Ways and Means Motion tabled in the House of Commons on December 10, 1998.

     FOREIGN PROPERTY INFORMATION REPORTING. A holder of shares of PRI Common Stock who is a "specified Canadian entity" for a taxation year or a fiscal period and whose total cost amounts of "specified foreign property," including such shares, at any time in the year or fiscal period exceeds Cdn. $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the holder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, generally, a taxpayer resident in Canada in the year will be a specified Canadian entity. A holder of shares of PRI Common Stock should consult its own advisors about whether it must comply with these rules.

ELIGIBILITY FOR INVESTMENT IN CANADA

     QUALIFIED INVESTMENTS. The Exchangeable Shares if issued on the date hereof, and the shares of Common Stock if issued on the date hereof, and listed on a prescribed stock exchange (which currently includes the TSE and the Nasdaq), would be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. The Holder Rights attached to the Exchangeable Shares will generally not be qualified investments under the Canadian Tax Act. However, as indicated above, PRI is of the view that the fair market value of these rights is nominal.

     FOREIGN PROPERTY. Based in part on a certificate of an officer of Promis, the Exchangeable Shares if issued on the date hereof and listed on a prescribed stock exchange in Canada (which currently includes the TSE) would not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. For the foregoing taxpayers, a penalty tax is imposed by Part XI of the Canadian Tax Act if the cost amount of their investment in the foreign property exceeds the statutory limit. The Holder Rights attached to the Exchangeable Shares will be foreign property under the Canadian Tax Act.

SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of the summary is applicable to Holders who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they held Promis Common Shares or will hold Exchangeable Shares or shares of Common Stock and to whom such shares are not taxable Canadian property and in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, the shares are not effectively connected with its Canadian insurance business and are not designated insurance property ("Non-Canadian Holders").

     Exchangeable Shares will generally not be taxable Canadian property to a Non-Canadian Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and Nasdaq), the Non-Canadian Holder does not use or hold, and is not deemed to use or hold, the Exchangeable Shares, in carrying on a business in Canada and the Non-Canadian Holder, persons with whom the Non-Canadian Holder does not deal at arm's length, or the Non-Canadian Holder and such persons, has not owned (or had rights to acquire) 25 percent or more of the issued shares of any class or series of the capital stock of Promis at any time within five years preceding the date of disposition, and has not acquired the Exchangeable Shares in a transaction where the Exchangeable Shares are deemed to be taxable Canadian property, such as where the Non-Canadian Holder disposed of taxable Canadian property and the resulting gain was deferred under the Canadian Tax Act.

     Even if an Exchangeable Share is considered to be taxable Canadian property, there may be relief available under an applicable tax convention, such as the Tax Treaty. Such Non-Canadian Holders should consult their own tax advisors to determine the tax consequences in their own situation.

     A Non-Canadian Holder will not in general be subject to any Canadian tax on a capital gain realized or deemed to have been realized on the disposition of an Exchangeable Share.

     When a Non-Canadian Holder exchanges the Exchangeable Shares for Common Stock, the Non-Canadian Holder may be deemed to have received a dividend subject to withholding tax (discussed below) and realized a capital gain or loss (generally tax-free as discussed above).

     Dividends paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25 percent of the gross amount of the dividend, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15 percent in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

     A Non-Canadian Holder whose Exchangeable Shares are redeemed (either under Promis's redemption right or pursuant to the Non-Canadian Holder's retraction rights) will be deemed to receive a dividend as and to the extent described above under the heading "Shareholders Resident in Canada", which deemed dividend will be subject to withholding tax as described in the preceding paragraph.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF EXCHANGEABLE
SHARES

     The Company has been advised by Foley, Hoag & Eliot LLP that the following discussion is an accurate summary of the anticipated material United States federal income tax considerations generally applicable to holders of Exchangeable Shares under the United States Internal Revenue Code of 1986, as amended. This discussion does not address all the federal income tax considerations that may be relevant to particular holders of Exchangeable Shares in light of their particular circumstances, such as stockholders who are dealers in securities. In addition, the following discussion does not address the tax consequences of transactions, including the Arrangement, in which the Exchangeable Shares will be acquired, or the exercise of the LSI Warrant. Furthermore, no foreign, state, or local tax considerations are addressed in this discussion.

     HOLDERS OF EXCHANGEABLE SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSIDERATIONS, APPLICABLE TO HOLDERS OF EXCHANGEABLE SHARES.

     The following discussion is based on the Code, applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this Registration Statement, and is for general information only. No statutory, judicial, or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the ownership of instruments and rights comparable to the Exchangeable Shares, the voting rights attached thereto, the Exchange Put Rights, and the Call Rights.

Consequently, some aspects of the United States federal income tax treatment of the Arrangement, including the exchange of Exchangeable Shares for shares of Common Stock, are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service ("IRS") regarding the tax consequences of any of the transactions described herein.

TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS

     The following is a summary of the material United States federal income tax considerations generally applicable to individual citizens or residents of the United States for U.S. federal income tax purposes, corporations or partnerships created in the United States or under the laws of the United States or of any state, and estates or trusts other than foreign estates or trusts ("U.S. Holders") who hold Exchangeable Shares as capital assets.

     EXCHANGE OF EXCHANGEABLE SHARES. It is anticipated that (subject to certain exceptions described below) a U.S. Holder that exercises such holder's right to exchange the Exchangeable Shares for shares of Common Stock (including an exchange upon the occurrence of an Automatic Redemption Date) generally will recognize gain or loss on the receipt of the shares of Common Stock in exchange for such Exchangeable Shares. Such gain or loss will be equal to the difference between the fair market value of the shares of Common Stock at the time of the exchange and the U.S. Holder's tax basis in the Exchangeable Shares exchanged therefor. The gain or loss will be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized by the holder thereof. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the Exchangeable Shares is more than one year at the time of the exchange. The U.S. Holder will take as such holder's tax basis in the shares of Common Stock the fair market value of the shares of Common Stock received by the U.S. Holder at the time of the exchange. The holding period of the shares of Common Stock received by the U.S. Holder in the exchange will begin on the day after such exchange.

     In view of the likelihood of the recognition of gain or loss upon the exchange of Exchangeable Shares for shares of Common Stock, U.S. Holders may wish to consider delaying such exchange until such time as they intend to dispose of the shares of Common Stock receivable in exchange for their Exchangeable Shares, until such time that Subco owns at least 80 percent of all the then issued and outstanding Exchangeable Shares, or until Subco exercises its Redemption Call Right or Liquidation Call Right.

     Under certain limited circumstances, the exchange by a U.S. Holder for shares of Common Stock may be characterized as a tax-free exchange. First, an exchange of Exchangeable Shares for shares of Common Stock may be characterized as a tax-free exchange if, at the time of such exchange, (i) at least 80 percent of the then outstanding Exchangeable Shares are held by Subco and (ii) in such exchange, Subco, rather than Promis, acquires the Exchangeable Shares in exchange for shares of Common Stock pursuant to the exercise of its Call Rights. Second, an exchange of Exchangeable Shares for shares of Common Stock may be characterized as a tax-free exchange if the U.S. Holder receives shares of Common Stock from Subco upon the exercise by Subco of the Redemption Call Right or the Liquidation Call Right. In either case, the exchange would not be tax-free unless certain other requirements, which will depend upon the facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date hereof, are satisfied.

     If such exchange did qualify as a tax-free exchange, a U.S. Holder would recognize no gain or loss on an exchange of Exchangeable Shares for Common Stock. An exchanging U.S. Holder would take as such holder's tax basis in the shares of Common Stock such holder's tax basis in the Exchangeable Shares exchanged therefor. The holding period of the shares of Common Stock received by a U.S. Holder should include the holding period of the Exchangeable Shares exchanged therefor, provided that such Promis Common Shares and Exchangeable Shares have been held as capital assets immediately prior to the Arrangement and the subsequent exchange, respectively. For United States federal income tax purposes, gain realized on the exchange of Exchangeable Shares for shares of Common Stock generally will be treated as United States source gain, except that, under the terms of the Tax Treaty, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. A U.S. Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

     DISTRIBUTIONS ON THE EXCHANGEABLE SHARES. Although such treatment is not free from doubt, the Company and Promis intend to treat distributions, if any, with respect to the Exchangeable Shares as distributions from Promis, rather than from the Company. Assuming such treatment is proper, a U.S. Holder generally will be required to include in gross income, as ordinary income, dividends paid on the Exchangeable Shares to the extent paid out of the earnings and profits of Promis, as determined under United States federal income tax principles. Such dividends generally will be treated as foreign source passive income for foreign tax credit limitation purposes. Subject to certain limitations of United States federal income tax law, a U.S. Holder should generally be entitled to either a credit against such Holder's United States federal income tax liability or a deduction in computing United States taxable income for Canadian income taxes withheld from distributions with respect to the Exchangeable Shares.

TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

     The following summary is applicable to holders of Exchangeable Shares that are not U.S. Holders ("Non-U.S. Holders").

     EXCHANGE OF EXCHANGEABLE SHARES. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the sale or exchange of the Exchangeable Shares, or on the receipt or sale of shares of Common Stock unless such gain is effectively connected with a United States trade or business.

     DISTRIBUTIONS ON THE EXCHANGEABLE SHARES. Dividends received by a Non-U.S. Holder with respect to the Exchangeable Shares should not be subject to United States withholding tax. Therefore, Promis and the Company do not intend to withhold any amounts in respect of such tax from such dividends. The IRS, however, may assert that United States withholding tax is payable with respect to dividends paid on the Exchangeable Shares to Non-U.S. Holders. As a result, Non-U.S. Holders could be subject to United States withholding tax at a rate of 30 percent. The withholding rate may be reduced by an applicable treaty in effect between the United States and the Non-U.S. Holder's country of residence. Under the Tax Treaty, a maximum rate of 15 percent applies to dividends paid to residents of Canada.

     DISTRIBUTIONS ON SHARES OF PRI COMMON STOCK. Dividends received by a Non-U.S. Holder with respect to the PRI Common Stock generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty (generally 15 percent on dividends paid to residents of Canada under the Tax Treaty).

     GAIN ON SALE OR EXCHANGE OF PRI COMMON STOCK. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on the sale or exchange of shares of PRI Common Stock unless such gain is effectively connected with a United States trade or business or, in the case of gain recognized by an individual, such individual is present in the United States for 183 days or more and certain other conditions are satisfied. (If PRI is at any time a "United States real property holding corporation" (a "USRPHC"), certain additional United States federal income tax rules, including withholding of United States tax on gross proceeds of the sale of shares of PRI Common Stock, may apply. PRI believes that it is not a USRPHC. Although PRI considers it unlikely that it will become a USRPHC, there can be no assurances as to this issue.)

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts. A member of that firm beneficially owns 8,500 shares of Common Stock.

                                     EXPERTS

     The consolidated balance sheets of the Company as of September 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998, incorporated by reference herein, except as they relate to Equipe Technologies, Inc., E-Machine, Inc., and Equipe Japan Corporation (the "Equipe Combined Companies") for the year ended December 31, 1996, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing, and insofar as such financial statements relate to the Equipe Combined Companies for the year ended December 31, 1996, have been incorporated herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of Promis as at December 31, 1997 and 1996 and the related consolidated statements of income, retained earnings and changes in financial position for each of the three years in the period ended December 31, 1997, have been included herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     We have not authorized any dealer, sales representative or other person to give you any information or to make any representations other than the statements in this Prospectus. If anyone gives you any other information or makes any other representation, you should not rely on it. After the date of this Prospectus, you should not assume that the information in this Prospectus continues to be accurate, even if this Prospectus is delivered to you after that date or if you acquire Common Stock after that date. This Prospectus is neither an offer to sell nor the solicitation of an offer to buy any securities other than the Common Stock. This Prospectus is neither an offer to sell nor the solicitation of an offer to buy Common Stock if: (1) you are in a jurisdiction that does not permit such offer or solicitation; (2) the person making the offer or solicitation is not qualified to do so; or (3) it is unlawful to make such offer or solicitation to you.



                                 2,490,516 SHARES



                              PRI AUTOMATION, INC.



                                  COMMON STOCK



                              ---------------------

                                   PROSPECTUS
                              ---------------------

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Third Quarter Consolidated Financial Statements of Promis Systems
Corporation Ltd.

Consolidated Balance Sheets as at September 30, 1998 and 1997........................  F-1
Consolidated Statements of Income for the three and nine months ended September 30,
  1998 and 1997......................................................................  F-2
Consolidated Statements of Changes in Financial Position for the three and nine months ended September 30, 1998 and 1997...........................................  F-3
Notes to Consolidated Financial Statements...........................................  F-4

1997 Consolidated Financial Statements of Promis Systems Corporation Ltd.

Auditors' Report.....................................................................  F-9
Consolidated Balance Sheets as at December 31, 1997 and 1996......................... F-10
Consolidated Statements of Income (Loss) and Retained Earnings (Deficit)
  for the years ended december 31, 1997, 1996 and 1995............................... F-11
Consolidated Statements of Changes in Financial Position
  for the years ended December 31, 1997, 1996 and 1995............................... F-12
Notes to Consolidated Financial Statements........................................... F-13

Unaudited Pro Forma Combined Consolidated Financial Statements of
  PRI Automation, Inc. and Promis Systems Corporation Ltd.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1998........ F-27
Unaudited Pro Forma Condensed Combined Statement of Operations for the
  year ended September 30, 1998...................................................... F-28
Unaudited Pro Forma Condensed Combined Statement of Operations for the
  year ended September 30, 1997...................................................... F-29
Notes to Unaudited Pro Forma Condensed Combined Financial Statements................. F-30

                         Promis Systems Corporation Ltd.
                           Consolidated Balance Sheets
                               As at September 30
                          [U.S. dollars, in thousands]

                                                               1998       1997
                                                                $            $
--------------------------------------------------------------------------------
                                                                  [unaudited]

                                     ASSETS
Current
Cash and short term deposits                                  8,839        7,318
Accounts receivable                                           5,777        5,501
Unbilled receivables                                          3,879        4,119
Income taxes recoverable                                         58           52
Prepaid expenses                                                280          404
--------------------------------------------------------------------------------
Total current assets                                         18,833       17,394
--------------------------------------------------------------------------------

Other
Capital assets, net                                           3,184        2,542
Deferred income taxes                                         1,481        1,481
Intellectual property, net                                      892           --
Goodwill, net                                                 2,060        2,263
--------------------------------------------------------------------------------
Total other assets                                            7,617        6,286
--------------------------------------------------------------------------------
                                                             26,450       23,680
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       LIABILITIES & SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities                      1,884        1,275
Unearned revenue                                              2,855        2,673
Current portion of capital lease                                688          397
--------------------------------------------------------------------------------
Total current liabilities                                     5,427        4,345
--------------------------------------------------------------------------------

Long term
Capital lease obligation                                        659          517
Deferred tenant inducement                                      965          919
--------------------------------------------------------------------------------
Total long term liabilities                                   1,624        1,436
--------------------------------------------------------------------------------
Total liabilities                                             7,051        5,781
--------------------------------------------------------------------------------

Shareholders' equity
Share capital                                                14,794       15,458
Contributed surplus                                             362          476
Retained earnings                                             4,243        1,965
--------------------------------------------------------------------------------
Total shareholders' equity                                   19,399       17,899
--------------------------------------------------------------------------------
                                                             26,450       23,680
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         Promis Systems Corporation Ltd.
                        Consolidated Statements of Income
                        For the period ended September 30
              [U.S. dollars, in thousands except per share amounts]

                                                    Quarter        Year to date
                                               ---------------------------------
                                                 1998     1997     1998    1997
                                                    $        $        $       $
--------------------------------------------------------------------------------
                                                          [unaudited]
Revenue                                         6,022    6,051   19,383  17,045
Cost of sales                                     341      244    1,101     447
--------------------------------------------------------------------------------
Gross profit                                    5,681    5,807   18,282  16,598
--------------------------------------------------------------------------------

Expenses
Research and development                        1,606    1,612    5,576   5,188
  less: related investment tax credits           (100)      --     (300)     --
Selling and marketing                           2,263    2,213    6,968   6,270
Customer integration services                     411      616    1,379   1,637
General and administrative                        896      761    2,506   2,369
--------------------------------------------------------------------------------

                                                5,076    5,202   16,129  15,464
--------------------------------------------------------------------------------

Income before income taxes                        605      605    2,153   1,134

Provision for (recovery of) income taxes          100       --      300     (60)
--------------------------------------------------------------------------------

Net income for the period                         505      605    1,853   1,194
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Earnings per share (US$)
Basic                                            0.05     0.06     0.18    0.13
Fully diluted                                    0.04     0.05     0.16    0.11
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Weighted average number of share (000's)
Basic                                          10,237   10,077   10,218   8,925
Fully diluted                                  12,151   11,788   12,132  10,636
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         Promis Systems Corporation Ltd.
                   Statements of Changes in Financial Position
                        For the period ended September 30
                          [U.S. dollars, in thousands]


                                                           Quarter             Year to date
                                                       1998       1997       1998        1997
                                                          $          $          $           $
---------------------------------------------------------------------------------------------
                                                                    [unaudited]
OPERATING ACTIVITIES
Net income for the period                               505        605      1,853       1,194
Add (deduct) items not requiring a current
  outlay of cash
  Amortization of capital assets                        368        236      1,114         805
  Amortization of deferred tenant inducement            (34)        --        (88)       (120)
---------------------------------------------------------------------------------------------
                                                        839        841      2,879       1,879
Net change in non-cash working capital
  balances related to operations                        523     (2,907)       632      (3,719)
---------------------------------------------------------------------------------------------

Cash provided by (used in) operating activities       1,362     (2,066)     3,511      (1,840)
---------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of capital assets                             (326)      (176)    (1,150)       (616)
---------------------------------------------------------------------------------------------
Cash used in investing activities                      (326)      (176)    (1,150)       (616)
---------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Obligation under capital lease                          (15)      (117)       246         (67)
Deferred tenant inducement                               67         --        129         736
Issuance of share capital, net                            9        (29)        36       5,911
Reduction of share capital                               --         --     (1,301)         --
Contributed surplus                                      --         --         --         114
---------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities          61       (146)      (890)      6,694
---------------------------------------------------------------------------------------------

Net increase (decrease) in cash during the period     1,097     (2,388)     1,471       4,238
Cash position, beginning of period                    7,742      9,706      7,368       3,080
---------------------------------------------------------------------------------------------

Cash position, end of period                          8,839      7,318      8,839       7,318
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Note to the unaudited financial statements

RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY
ACCEPTED IN CANADA AND IN THE
UNITED STATES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, in the case of the Company, conform in all material respects with those in the United States ("US GAAP"), except as follows:

a) The Company's revenue recognition policy under Canadian GAAP has been substantially in accordance with AICPA Statement of Position ("SOP") 91-1, "Software Revenue Recognition". Under US GAAP, for years ended after December 15, 1997, SOP 97-2, "Software Revenue Recognition", further codifies revenue recognition for software sales. Under SOP 97-2, a contract signed by both parties is the only acceptable evidence of an arrangement while Canadian GAAP and SOP 91-1 permitted other persuasive evidence of an arrangement. As a result, sales of $2,558 and expenses of $263 have not been recognized under US GAAP.

b) Under US GAAP basic earnings per share are based on the weighted average number of common shares excluding contingent shares issued and shares issued pursuant to share purchase loans. Diluted earnings per share are calculated in accordance with the treasury stock method and are based on the weighted average number of common shares and dilutive common share equivalents outstanding.

c) For reconciliation purposes to U.S. GAAP, the Company has applied the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109) effective August 31, 1993. Under SFAS 109, the liability method is used in accounting for income taxes. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse. In addition this method provides for a valuation allowance against deferred tax assets where it is more likely than not that some portion or all of a deferred tax asset will not be realized.

      Under US GAAP, Research and Development investment tax credits would be credited to the income tax provision rather than as a net to research and development expenses. $300 was credited to research and development for the period ended September 30, 1998 under Canadian GAAP.

      The significant components of the Company's deferred tax assets, under US GAAP, are as follows:


Nine months ended September 30,                                1998       1997
                                                                 $          $
--------------------------------------------------------------------------------

R&D and Capital assets - tax base in excess of book value     9,572      8,425
Losses carried forward                                          639         --
Investment tax credits                                        2,600      2,233
Other                                                           857        701
Less Valuation Allowance                                    (13,668)   (11,359)
--------------------------------------------------------------------------------
Future Income Tax Assets                                          0          0
--------------------------------------------------------------------------------

d) Under Canadian GAAP, unrealized foreign exchange gains and losses relating to non-current monetary items are deferred and amortized to income over the remaining life of the underlying non-current monetary item. Under US GAAP these unrealized foreign exchange gains and losses are recognized in income immediately. The amounts recognized each year for Canadian GAAP purposes, approximates the amounts which would have been recognized for US GAAP.

e) Under US GAAP, gains and losses related to hedges of anticipated transactions may not be deferred unless a firm commitment exists while under Canadian GAAP, it is only necessary to have reasonable assurance that the anticipated transactions will occur. The liability at September 30, 1998, measured at the current exchange rate, relating to future purchase contracts outstanding which are not hedges of firm commitments is approximately $300.

f) Under Canadian GAAP, for purposes of the statements of cash flows, cash position includes all short-term investments less bank indebtedness. Under US GAAP, cash position includes highly liquid investments with original maturities of less than three months. Bank indebtedness is presented as a financing activity for purposes of US GAAP.

g) Under Canadian GAAP, the forgiveness of a share purchase loan in 1997 was recognized as an increase of $454 to the Company's deficit. Under US GAAP, the share purchase loans are viewed as part of a variable compensation arrangement with changes in the value of the underlying shares recorded as adjustments to income in the year in which they occurred in periods prior to 1995. The resulting share purchase loan balance of $321 was charged to expense when the Company's Board of Directors approved the forgiveness in 1995.

h) Under Canadian GAAP, a reduction of the stated capital of outstanding common shares is allowed with a corresponding offset to deficit. This reclassification, which the Company made in 1997 to eliminate the deficit which existed at December 31, 1995, is not permitted by US GAAP and would result in an increase to share capital and corresponding decrease in retained earnings of $17,797.

i) Under Canadian GAAP, stock options are accounted for at the date of exercise when the purchase is recorded as an increase to capital stock. For reconciliation purposes to US GAAP, the Company has chosen to follow APB 25 in accounting for stock options granted to directors, officers and employees. Since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant no compensation expense has been recognized.

j) The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 130 "Comprehensive Income" ("SFAS 130"). SFAS 130 requires companies to report comprehensive income which includes all changes in stockholders' equity during a period except those resulting from investments by owners and distributions to owners. For purposes of reconciliation to US GAAP, the Company's comprehensive income would equal its net income for the periods presented.

The following table reconciles the net income as reported on the consolidated statements of earnings (loss) to that which would have been reported had the financial statements been prepared in accordance with US GAAP and the requirements of the SEC.

Nine months ended September 30,                                1998       1997
                                                                 $          $
--------------------------------------------------------------------------------
Net earnings under Canadian GAAP                              1,853      1,194
Adjustments:
Revenue recognition under SOP 97-2                           (2,295)        --
Unrealized loss on currency hedge
  of anticipated transactions                                  (300)        --
--------------------------------------------------------------------------------
Net earning (loss) under US GAAP                               (742)     1,194
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following table sets forth the computation of basic and diluted earnings per share under US GAAP

Nine months ended September 30,                                1998       1997
                                                                 $          $
--------------------------------------------------------------------------------
Numerator:
   Net income (loss)                                           (742)     1,194
--------------------------------------------------------------------------------
   Numerator for basic earnings per share                      (742)     1,194

   Income effect of dilutive securities:                         --         --
--------------------------------------------------------------------------------
   Numerator for diluted earnings per share                    (742)     1,194
--------------------------------------------------------------------------------

Denominator:
   Weighted average number of common shares              10,218,685  8,924,547

   Effect of dilutive securities:
   Stock options                                                 --    669,927
   Warrants                                                      --     48,947
--------------------------------------------------------------------------------
   Adjusted weighted average number of common
     shares and assumed conversions                      10,218,685  9,643,421
--------------------------------------------------------------------------------

Basic earnings per share                                    ($ 0.07)   $  0.13

Diluted earnings per share                                  ($ 0.07)   $  0.12

2,046,575 stock options and warrants were outstanding in 1998 but were not included in the computation of diluted earnings per share as the effects of these items would be antidilutive.

Cashflow information presented in conformity with US GAAP, is as follows:

Nine months ended September 30,                                1998       1997
                                                                 $          $
--------------------------------------------------------------------------------
Operating activities, Canadian GAAP                           3,511     (1,840)
Exchange rate effect on foreign currency balances                53         --
--------------------------------------------------------------------------------
Operating activities, US GAAP                                 3,564     (1,840)
--------------------------------------------------------------------------------

Investing activities, Canadian GAAP                          (1,150)      (616)
--------------------------------------------------------------------------------
Investing activities, US GAAP                                (1,150)      (616)
--------------------------------------------------------------------------------

Financing activities, Canadian GAAP                            (890)     6,694
Decrease in bank indebtedness                                    --       (802)
--------------------------------------------------------------------------------
Financing activities, US GAAP                                  (890)     5,892
--------------------------------------------------------------------------------

Increase (decrease) in cash, US GAAP                          1,524      3,436
Cash position, beginning of year, US GAAP                     7,368      3,882
Exchange rate effect on foreign currency balances               (53)        --
--------------------------------------------------------------------------------
Cash position, end of period, US GAAP                         8,839      7,318
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Cash interest paid                                               67         66
--------------------------------------------------------------------------------
Cash taxes paid                                                 231        143
--------------------------------------------------------------------------------

Balance sheet items in conformity with U.S. GAAP which differ from those presented for Canadian GAAP are as follows:

Nine months ended September 30,                                1998       1997
                                                                 $          $
--------------------------------------------------------------------------------
Unbilled receivables - Canadian GAAP                          3,879      4,119
Revenue recognition under SOP 97-2                           (2,558)        --
--------------------------------------------------------------------------------
Unbilled receivables - US GAAP                                1,321      4,119
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Deferred income taxes - Canadian GAAP                         1,481      1,481
Adjustment for income taxes under SFAS 109                   (1,481)    (1,481)
--------------------------------------------------------------------------------
Deferred income taxes - US GAAP                                 nil        nil
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Accounts payable - Canadian GAAP                              1,884      1,275
Costs related to revenue recognition under SOP 97-2            (263)        --
--------------------------------------------------------------------------------
Accounts payable - US GAAP                                    1,621      1,275
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Unrealized loss on
foreign currency hedge - US GAAP                                300         --
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Share capital -- Canadian GAAP                               14,794     15,458
Forgiveness of share purchase loan                               --        454
Deficit reduction                                            17,797     17,797
--------------------------------------------------------------------------------
Share capital -- US GAAP                                     32,591     33,709
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Retained earnings -- Canadian GAAP                            4,243      1,965
Forgiveness of share purchase loan                               --       (454)
Unrealized loss on currency hedge
  of anticipated transactions                                  (300)        --
Revenue recognition under SOP 97-2, net                      (2,295)        --
Deficit reduction                                           (17,797)   (17,797)
Adjustment for income taxes under SFAS 109                   (1,481)    (1,481)
--------------------------------------------------------------------------------
Deficit -- US GAAP                                          (17,630)   (17,767)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                AUDITORS' REPORT

To the Directors of
Promis Systems Corporation Ltd.

We have audited the consolidated balance sheets of Promis Systems Corporation Ltd. as at December 31, 1997 and 1996 and the consolidated statements of income
(loss) and retained earnings (deficit) and changes in financial position for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1996 and the results of its operations and the changes in its financial position for each of the years in the three-year period ended December 31, 1997 in accordance with generally accepted accounting principles.

Toronto, Canada,                                      (Signed) Ernst & Young LLP
February 27, 1998.                                         Chartered Accountants

Promis Systems Corporation Ltd.

                           CONSOLIDATED BALANCE SHEETS
                    [expressed in thousands of U.S. dollars]

As at December 31

                                                                 1997     1996
                                                                   $        $
--------------------------------------------------------------------------------
ASSETS
Current
Cash and short-term deposits                                     7,368    3,882
Accounts receivable                                              8,040    6,352
Unbilled receivables                                             2,780    2,325
Income taxes recoverable                                            54       56
Prepaid expenses                                                   388      376
--------------------------------------------------------------------------------
Total current assets                                            18,630   12,991
--------------------------------------------------------------------------------

Other
Capital assets, net [note 2]                                     3,887    2,543
Deferred income taxes                                            1,481    1,481
Goodwill, net of accumulated amortization of
  $1,840 [1996 - $1,638]                                         2,212    2,414
--------------------------------------------------------------------------------
Total other assets                                               7,580    6,438
--------------------------------------------------------------------------------
                                                                26,210   19,429
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness [note 4]                                          --      802
Accounts payable and accrued liabilities                         1,773    3,079
Unearned revenue                                                 3,601    3,584
Current portion of obligations under capital leases [note 5]       482      324
--------------------------------------------------------------------------------
Total current liabilities                                        5,856    7,789
--------------------------------------------------------------------------------

Long-term
Obligations under capital leases [note 5]                          619      657
Deferred tenant inducement [note 6]                                924      303
--------------------------------------------------------------------------------
Total long-term liabilities                                      1,543      960
--------------------------------------------------------------------------------
Total liabilities                                                7,399    8,749
--------------------------------------------------------------------------------

Shareholders' equity
Share capital [note 7]                                          16,059   27,344
Contributed surplus                                                362      362
Retained earnings (deficit)                                      2,390  (17,026)
--------------------------------------------------------------------------------
Total shareholders' equity                                      18,811   10,680
--------------------------------------------------------------------------------
                                                                26,210   19,429
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

See accompanying notes

On behalf of the Board:

                    /s/ Ian McKinnon     /s/ Wanda Dorosz

                        Director             Director

Promis Systems Corporation Ltd.

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                         AND RETAINED EARNINGS (DEFICIT)
     [expressed in thousands of U.S. dollars, except per share information]

Years ended December 31

                                                          1997      1996      1995
                                                            $         $         $
-----------------------------------------------------------------------------------

Revenue                                                  23,967    19,703    16,073
Cost of sales                                               626       786     2,158
-----------------------------------------------------------------------------------
Gross profit                                             23,341    18,917    13,915
-----------------------------------------------------------------------------------

Expenses
Selling and marketing                                     8,706     7,081     6,443
Research and development [note 8]                         5,484     6,815     6,067
Customer integration services                             2,090       698        --
General and administrative                                3,428     3,640     4,026
Goodwill and intellectual property write-offs [note 9]       --        --     7,025
Provision for restructuring charges [note 10]                --        --     1,750
-----------------------------------------------------------------------------------
                                                         19,708    18,234    25,311
-----------------------------------------------------------------------------------
Income (loss) before income taxes                         3,633       683   (11,396)
Provision for (recovery of) income taxes [note 8]         1,560       (88)       42
-----------------------------------------------------------------------------------
Net income (loss) for the year                            2,073       771   (11,438)

Deficit, beginning of year                              (17,026)  (17,797)   (6,359)
Forgiveness of share purchase loan [note 7]                (454)       --        --
Reduction of stated share capital [note 7]               17,797        --        --
-----------------------------------------------------------------------------------
Retained earnings (deficit), end of year                  2,390   (17,026)  (17,797)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Income (loss) per share                                   $0.22     $0.12    $(2.28)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Fully diluted income per share                            $0.20     $0.10        NA
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------


See accompanying notes

Promis Systems Corporation Ltd.

                       CONSOLIDATED STATEMENTS OF CHANGES
                              IN FINANCIAL POSITION
                    [expressed in thousands of U.S. dollars]

Years ended December 31

                                                             1997      1996      1995
                                                               $         $         $
--------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income (loss) for the year                               2,073       771   (11,438)
Add (deduct) items not requiring a current outlay of cash
 Amortization                                                1,145       796     1,169
 Amortization of deferred development costs                     37        51        50
 Amortization of deferred tenant inducement                   (103)     (120)     (105)
 Goodwill and intellectual property write-offs [note 9]         --        --     7,025
 Deferred income taxes                                          --      (694)       --
 Loss on write-off of capital assets                           125         3       152
--------------------------------------------------------------------------------------
                                                             3,277       807    (3,147)
Net change in non-cash working capital balances related
 to operations [note 11]                                    (3,309)      124       833
--------------------------------------------------------------------------------------
Cash provided by (used in) operating activities                (32)      931    (2,314)
--------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of capital assets                                  (1,049)   (1,993)      (91)
Acquisition of MASE Systems, Inc. [note 3]                  (1,533)       --        --
--------------------------------------------------------------------------------------
Cash used in investing activities                           (2,582)   (1,993)      (91)
--------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Short-term loan                                                 --    (1,106)    1,106
Obligations under capital leases                               120       837      (107)
Deferred tenant inducement                                     724        --        --
Issuance of share capital, net                               6,058     5,373        --
Redemption of share capital, net [note 7]                       --       (95)     (149)
Contributed surplus                                             --        26       149
--------------------------------------------------------------------------------------
Cash provided by financing activities                        6,902     5,035       999
--------------------------------------------------------------------------------------

Net increase (decrease) in each during the year              4,288     3,973    (1,406)
Cash position, beginning of year                             3,080      (893)      513
--------------------------------------------------------------------------------------
Cash position, end of year                                   7,368     3,080      (893)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Represented by
Cash and short-term deposits                                 7,368     3,882     1,251
Bank indebtedness                                               --      (802)   (2,144)
--------------------------------------------------------------------------------------
                                                             7,368     3,080      (893)
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------


See accompanying notes

Promis Systems Corporation Ltd.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    [U.S. dollars, tabular amounts in thousands except per share information]

1. SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada. The more significant accounting policies are as follows:

Basis of consolidation

These consolidated financial statements include the accounts of Promis Systems Corporation Ltd. [the "Company"] and its wholly-owned subsidiaries: Promis Systems Corporation, incorporated under the laws of Delaware, United States of America; Promis Systems Corporation (U.K.) Limited, incorporated under the laws of England and Wales; Promis Systems Corporation Limited, incorporated under the laws of Hong Kong; MSISUB Inc., incorporated under the laws of Delaware, United States of America; Promis Systems Corporation Singapore Pte Ltd., incorporated under the laws of Singapore; and Promis Systems Corporation GmbH, incorporated under the laws of the Federal Republic of Germany. These consolidated financial statements are expressed in United States dollars, the operating currency of the Company.

Capital assets

Capital assets are recorded at cost less accumulated amortization. Amortization is provided using the following annual rates and bases which are expected to amortize the cost of the capital assets over their estimated useful lives:

Computers, software and communications
  equipment                               33 1/3% declining balance
Furniture and equipment                   20% declining balance
Leasehold improvements                    straight-line over the lease term

Intellectual property, which represents the value of software rights purchased, is amortized to income on a straight-line basis over three years.

Investment tax credits

Investment tax credits are accrued when qualifying expenditures are made and there is reasonable assurance that the credits will be realized. The Company accounts for investment tax credits using the cost reduction method.

Income taxes

The Company follows the deferral method of income tax allocation. Deferred income taxes result from claiming deductions for income tax purposes in amounts which differ from those charged in the accounts.

Research and development expenditures

Research costs are expensed in the year incurred. Development costs are expensed in the year incurred unless a development project meets the criteria under generally accepted accounting principles for deferral and amortization. One of the criteria of generally accepted accounting principles requires that development costs should be deferred when the product is considered to be technically feasible. The Company considers technical feasibility to be established when the product reaches the "BETA Release" stage in development. Capitalized development costs are amortized to income on a straight-line basis over the estimated life of the product, commencing with the market introduction of the related product. The average period of amortization is three years. These expenditures are also reduced by related investment tax credits.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is amortized to income on a straight-line basis over 20 years. Goodwill is written down to reflect any other than temporary impairment in ongoing value which is believed to have occurred. The Company assesses whether permanent impairment in value has occurred based on its estimate of the fair value of the related business operations.

Revenue recognition

Revenue from software sales is recognized on delivery of the software and an irrevocable commitment to purchase made by the customer.

Revenue from software service agreements and other contracts is recognized on a straight-line basis over the term of the contract.

Revenue from consulting and training services is recognized when the services are performed.

Unearned revenue arises when billings are made in advance of revenue recognition.

Financial instruments

The fair values of financial instruments approximate their carrying values except as otherwise disclosed in these consolidated financial statements.

Foreign currency translation

The Company's subsidiaries are considered to be integrated operations. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the rate of exchange prevailing at the year end while other consolidated balance sheet items are translated at historic rates. Revenue and expenses are translated at the rate of exchange in effect on the transaction dates. Realized and unrealized foreign exchange gains and losses are included in income in the year in which they occur, except where they arise from translation of non-current monetary items. Such gains and losses are deferred and amortized to income on a straight-line basis over the remaining life of the underlying non-current monetary items.

Short-term deposits

Short-term deposits include such items as short-term guaranteed investment certificates are carried at cost which approximates market value and mature in January 1998.

Capital leases

A lease which transfers substantially all of the benefits and risks incidental to the ownership of property is accounted for as if it were an acquisition of an asset and the incurrence of an obligation at the inception of the lease. Assets recorded under capital leases are amortized over the initial non-cancellable term of the lease on a basis consistent with accounting for capital assets.

2. CAPITAL ASSETS

Capital assets consist of the following:

                                              1997                  1996
                                       -------------------   -------------------
                                               Accumulated           Accumulated
                                        Cost  amortization    Cost  amortization
                                          $         $           $            $
--------------------------------------------------------------------------------
Computers, software and
  communications equipment             2,491         1,952   2,599         1,779
Assets under capital lease             1,786           591   1,168           233
Furniture and equipment                  901           468     752           377
Leasehold improvements                 1,145           651     951           538
Intellectual property                  1,337           111      --            --
--------------------------------------------------------------------------------
                                       7,660         3,773   5,470         2,927
Less accumulated amortization          3,773                 2,927
--------------------------------------------------------------------------------
Net book value                         3,887                 2,543
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

3. BUSINESS ACQUISITION

Effective October 2,1997, the Company purchased certain business assets and assumed selected liabilities of MASE Systems, Inc. of San Jose, California for $1.5 million in cash. The business acquisition has been accounted for by the purchase method. The following net assets were acquired:

                                                                             $
--------------------------------------------------------------------------------
Net non-cash working capital                                                 170
Capital assets                                                                26
Intellectual property                                                      1,337
--------------------------------------------------------------------------------
Total consideration                                                        1,533
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

4. OPERATING LINE OF CREDIT

The Company has a demand operating line of credit of approximately $2.9 million [Cdn. $4.0 million] and a foreign exchange forward contact facility of approximately $700 thousand [Cdn. $1.0 million], both of which are collateralized by a general security agreement and a general assignment of book debts of the Company. The Company must maintain various margin and covenant requirements. Interest is payable on the operating line of credit at the bank's prime rate plus 0.25% [1996 - prime rate plus 1.5%]. As at December 31, 1997, the effective rate was 6% [1996 - 6.25%].

5. OBLIGATIONS UNDER CAPITAL LEASES

Future minimum annual lease payments under capital leases expiring at various dates to December 2000 are as follows:

                                                                              $
--------------------------------------------------------------------------------

1998                                                                         544
1999                                                                         521
2000                                                                         130
--------------------------------------------------------------------------------
Total minimum lease payments                                               1,195
Less amount representing interest at 9%                                       94
--------------------------------------------------------------------------------
Balance of obligations                                                     1,101
Less current portion                                                         482
--------------------------------------------------------------------------------
                                                                             619
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

6. DEFERRED TENANT INDUCEMENT

The deferred tenant inducement relates to the 10-year lease of the Company's Toronto office premises effective January 1, 1997. Generally accepted accounting principles require that the total lease payments over the lease term be aggregated and charged as rent expense evenly over the term of the lease. The cumulative difference between the rent expense charged to income and the lease payments made is recorded as a deferred tenant inducement on the consolidated balance sheets.

7. SHARE CAPITAL

The Company's authorized share capital consists of the following:

-     Unlimited common shares

- Unlimited preference shares, the designation, rights, privileges, restrictions and conditions attaching thereto are to be determined by the Board of Directors prior to issue

The Company's issued share capital is as follows:

                                          1997                   1996                   1995
                                   -------------------    -------------------    -------------------
                                        #          $          #          $           #           $
----------------------------------------------------------------------------------------------------

Common shares
Balance, beginning of year          8,156,019   27,798    5,220,186    22,596    5,220,186    22,596
Reduction of stated share capital          --  (17,797)          --        --           --        --
Shares issued during the year       2,048,950    6,058    2,963,654     5,297           --        --
Shares cancelled during the year           --       --      (27,821)      (95)          --        --
----------------------------------------------------------------------------------------------------
Balance, end of year               10,204,969   16,059    8,156,019    27,798    5,220,186    22,596
----------------------------------------------------------------------------------------------------

Share purchase loan                        --       --     (166,763)     (454)    (194,584)     (530)
----------------------------------------------------------------------------------------------------
                                                16,059                 27,344                 22,066
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

During 1997:

- On June 24, 1997 the shareholders approved a resolution to reduce the stated capital of the shares of approximately $17.8 million to eliminate the deficit as at December 31, 1995.

- Pursuant to an agency agreement dated February 26, 1996, the Company issued and sold 2,000,000 special warrants priced at Cdn.$4.50 per special warrant for aggregate gross proceeds of approximately $6.6 million [Cdn.$9.0 million]. Each special warrant was convertible into one common share. The associated costs of the special warrants offering were approximately $594 thousand [Cdn.$813 thousand]. On June 16, 1997, the 2,000,000 special warrants were converted into 2,000,000 common shares.

- The Company issued 48,950 common shares upon the exercise of certain stock options for cash consideration of approximately $67 thousand.

During 1996:

- On January 19, 1996, the Company issued to eligible holders of its common shares of record, rights to subscribe for common shares. Each holder of the common shares was issued one right for each common share held. Four rights entitled the holder to purchase one common share at a price of Cdn.$2 per common share and expired on February 9, 1996. All of the rights were exercised for 1,305,046 common shares for gross proceeds of approximately $1.9 million [Cdn.$2.6 million]. The associated costs of the rights offering were approximately $190 thousand [Cdn.$260 thousand].

      Approximately $775 thousand [Cdn.$1.1 million] of a short-term loan outstanding was satisfied by the issue of 525,500 common shares pursuant to the Company's previously announced rights offering. The balance of the loan outstanding, including interest to February 15, 1996, was repaid from the proceeds of the rights offering. The portion of the loan proceeds attributable to the right to convert to common shares was not material.

- Pursuant to an agency agreement dated August 21, 1996, the Company issued and sold 1,625,324 special warrants priced at Cdn.$3.40 per special warrant for aggregate gross proceeds of approximately $4.0 million [Cdn.$5.5 million]. Each special warrant was convertible into one common share. The associated costs of the special warrants offering were approximately $467 thousand [Cdn.$636 thousand]. On November 20, 1997, the 1,625,324 special warrants were converted into 1,625,324 common shares.

- The Company issued 33,284 common shares upon the exercise of certain stock options for cash consideration of approximately $34 thousand.

- The Company cancelled 27,821 common shares surrendered by shareholders in repayment of loans payable of approximately $95 thousand. As a result of the redemption and cancellation by the Company of its common shares, contributed surplus increased by approximately $26 thousand.

-     The Company issued 100,000 warrants for nil consideration.

During 1995:

- Contributed surplus increased $149 thousand as 105,000 warrants expired on November 1, 1996.

0ptions:

Number of options outstanding
at December 31, 1997            Exercise price                       Expiry date
                                  (Cdn.$)
--------------------------------------------------------------------------------
200,000                            $1.25                          June 28, 2005
464,800                            $1.50 to $3.50               August 11, 2005
161,000                            $1.80                       November 2, 2005
 15,000                            $2.80                         March 15, 2006
296,200                            $3.00                            May 4, 2006
 30,000                            $3.95                          June 25, 2006
 33,500                            $2.75                       October 28, 2006
100,000                            $4.10                      December 17, 2006
 22,000                            $5.00                          March 4, 2007
354,800                            $4.10                         April 18, 2007
 13,950                            $4.20                           May 23, 2007
 80,000                            $4.75                        October 3, 2007
 17,500                            $5.00                       October 28, 2007
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The Company has reserved 2,150,000 common shares for future issue pursuant to stock option plans as described above.

Warrants

Number of warrants outstanding
at December 31, 1997           Exercise price                        Expiry date
                                  [Cdn.$]
--------------------------------------------------------------------------------
75,000                            $2.40                           April 30, 2000
25,000                            $2.50                           April 30, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Forgiveness of share purchase loan

As at December 31, 1995, a share purchase loan of approximately $530 thousand [Cdn.$567 thousand] was outstanding. During 1996, approximately $76 thousand [Cdn.$131 thousand) of the loan was settled by surrender of 27,821 shares held. The share purchase loan has been presented as a reduction of share capital.

The Board of Directors approved the forgiveness of the remaining balance of the share purchase loan of $454 thousand effective January 1, 1997. The forgiveness of the loan did not require the surrender of shares held and accordingly, the amount of the loan has been charged to retained earnings.

8. INCOME TAXES

The Company's effective income tax rate has been determined as follows:

                                             1997            1996           1995
                                        -------------   -------------   ---------------
                                           $      %        $      %       $       %
---------------------------------------------------------------------------------------

Income before income taxes              3,633   100.0     683   100.0  (11,396)  100.0
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
Combined basic Canadian federal and
  provincial income tax rate            1,620    44.6     305    44.6   (5,083)  (44.6)
Increase (decrease) in income taxes
  resulting from
  Foreign income tax rate differential    (67)   (1.8)    (84)  (12.3)      21     0.2
  Benefit of future timing differences
    not recorded in accounts              527    14.5      --      --    5,083    44.6
  Unrecorded losses utilized during
    the year                             (543)  (14.9)   (187)  (27.4)      --      --
  Ontario superallowance                 (241)   (6.6)   (122)  (17.8)      --      --
  Other                                   264     7.1      --      --       21     0.2
--------------------------------------------------------------------------------------
                                        1,560    42.9     (88)  (12.9)      42     0.4
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------


The Company has scientific research deductions available for carryforward to apply against taxable income in future years of approximately $11.9 million federally and $12.3 million provincially.

As the Company is a public company for Canadian tax purposes, it is eligible for investment tax credits of 20% on its qualifying current and capital research and development expenditures incurred in each year. These credits are available to reduce up to 100% of Canadian federal income taxes payable. The potential income tax benefits of investment tax credits with respect to expenditures made in 1997 have not been recorded in the accounts.

Research and development expenditures incurred in the year have been reduced by $1.5 million of previously unrecognized investment tax credits that were earned in previous years [1996 - nil, 1995 - nil].

In addition, the Company has investment tax credits available of approximately $2.0 million as at December 31, 1997 to reduce future years' income taxes. The benefit of these investment tax credits has not been reflected in the consolidated financial statements. These investment tax credits will begin to expire in 2005.

9. GOODWILL AND INTELLECTUAL PROPERTY WRITE-OFFS

During 1995, the Company decided to restructure and focus on its strengths and capabilities in the semi-conductor market. Accordingly, the Palette business was discontinued. As a result, a permanent impairment of goodwill and intellectual property occurred. The following amounts related to Pallette goodwill and intellectual property were written off during 1995:

                                                                              $
--------------------------------------------------------------------------------
Pallette goodwill                                                          6,424
Palette intellectual property                                                309
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The Company also made a strategic decision to sell the MADEMA software exclusively as a module integrated with the PROMIS software, in order to enhance the marketability of the PROMIS product suite.

It is anticipated that the incremental development and maintenance costs to integrate the MADEMA software to PROMIS will not be recovered through future sales of MADEMA. Based upon this decision and the resulting estimated net recoverable amount, the intellectual property value of MADEMA has been permanently impaired. Accordingly, the intellectual property value of MADEMA in the amount of $292 thousand was written off in 1995.

10. PROVISION FOR RESTRUCTURING CHARGES

During the third quarter of 1995, the Company implemented a formal restructuring plan to focus on its strengths and capabilities in the semiconductor market. As part of the plan, the Company reduced its work force and closed certain offices. A provision for exit costs from these operations including the Palette business [note 9] was accrued. The provision includes special termination benefits of $1.0 million and costs of leased property no longer of use to the Company of $280 thousand. Approximately $500 thousand of the termination benefit has been collateralized by an assignment of book debts of the Company, subordinate to the operating line of credit. As at December 31, 1997, $1.55 million [December 31, 1996, $1.1 million] of the exit costs accrued have been paid. It is anticipated that the remaining balance of the accrual will be paid in 1999.

11. CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

The net change in non-cash working capital balances related to operations consists of the following:

                                                     1997       1996       1995
                                                      $          $          $
--------------------------------------------------------------------------------
Accounts receivable                                (1,412)       289     (1,415)
Unbilled receivables                                 (455)    (1,891)     1,411
Income taxes recoverable                                2        397       (453)
Prepaid expenses                                      (49)       (15)      (102)
Investment tax credits recoverable                     --        591        219
Accounts payable and accrued liabilities           (1,412)      (206)     1,013
Unearned revenue                                       17        959        160
--------------------------------------------------------------------------------
                                                   (3,309)       124        833
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12. LEASE COMMITMENTS

Future minimum annual lease payments under operating leases are approximately as follows:

                                                                             $
--------------------------------------------------------------------------------

1998                                                                       1,046
1999                                                                         778
2000                                                                         604
2001                                                                         622
2002                                                                         632
Thereafter                                                                 1,013
--------------------------------------------------------------------------------
                                                                           4,695
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

13. GEOGRAPHIC SEGMENTED FINANCIAL INFORMATION

The Company operates in the computer software development business.


                                                     1997      1996       1995
                                                       $         $          $
--------------------------------------------------------------------------------
Revenue
North America                                       10,705     8,926     10,436
Asia - Pacific                                      10,317     7,635      3,826
Europe                                               2,945     3,142      1,811
--------------------------------------------------------------------------------
Consolidated revenue                                23,967    19,703     16,073
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Operating income before research and development
North America                                        4,590     3,254     (5,944)
Asia - Pacific                                       3,510     2,626        711
Europe                                               1,017     1,618        (96)
--------------------------------------------------------------------------------
Consolidated operating income before
  research and development                           9,117     7,498     (5,329)
Research and development expenditures                5,484     6,815      6,067
--------------------------------------------------------------------------------
Income before income taxes                           3,633       683    (11,396)
Provision for (recovery of) income taxes             1,560       (88)        42
--------------------------------------------------------------------------------
Consolidated net income                              2,073       771    (11,438)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Identifiable assets
North America                                       20,899    15,114     10,517
Asia - Pacific                                         249       134        113
Europe                                                 143       249        210
--------------------------------------------------------------------------------
Consolidated identifiable assets                    21,291    15,497     10,840
Deferred income taxes                                1,481     1,481        787
Deferred development costs                              --        37         88
Intellectual property                                1,226        --         --
Goodwill                                             2,212     2,414      2,617
--------------------------------------------------------------------------------
Total consolidated assets                           26,210    19,429     14,332
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

14. CONTINGENT LIABILITY

In 1993, the Company purchased the business assets and assumed selected liabilities of Palette Systems Inc. The purchase price of approximately $9.9 million consisted of approximately $5.5 million in cash and 442,638 common shares of the Company, valued at $10 per common share. At that time the Company agreed that on April 7, 1998 it would pay additional cash consideration to the vendors of an amount equal to the amount by which approximately $4 million exceeded market value of the common shares owned by the vendors on April 7, 1998.

On March 29, 1996, the Company made a formal claim against the vendors pursuant to the dispute resolution provisions of the original purchase and sale agreements and the vendors filed certain counterclaims against the Company.

In 1997, the Company and the vendors reached a settlement of the dispute. The settlement provides that commencing on April 7, 1998 the Company would pay additional cash to the vendors of an amount equal to the amount by which 442,638 common shares are less than the market value, on each of the payment dates described hereunder, of $10 per common share. As part of the settlement, the additional cash consideration, if any, will be payable as to 50% on April 7, 1998 and the balance as to 2.5% on a quarterly basis commencing on July 7, 1998, up to and including April 7, 2003. Under the terms of the settlement agreement, the vendors are restricted as to the number of shares which can be sold in any given quarter to April 7, 2003.

Since the payment of additional consideration is dependent on the Company's share price at various future dates, any additional consideration will be recorded as a reduction in share capital of the Company as the amounts become determinable.

The Company's contingent liability calculated based on the market value of the common shares at February 27, 1998, is approximately $1.4 million.

15. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 1997 consolidated financial statements.

16. RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND IN THE UNITED STATES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ["Canadian GAAP"] which, in the case of the Company, conform in all material respects with those in the United States ["US GAAP"], except as follows:

[a] Under US GAAP basic earnings per share are based on the weighted average number of common shares excluding contingent shares issued and shares issued pursuant to share purchase loans. Diluted earnings per share are calculated in accordance with the treasury stock method and are based on the weighted average number of common shares and dilutive common share equivalents outstanding.

[b] For reconciliation purposes to U.S. GAAP, the Company has applied the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" [SFAS 109] effective August 31, 1993. Under SFAS 109, the liability method is used in accounting for income taxes. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse. In addition this method provides for a valuation allowance against deferred tax assets where it is more likely than not that some portion or all of a deferred tax asset will not be realized.

      Under US GAAP, Research and Development investment tax credits would be credited to the income tax provision rather than as a net to research and development expenses. The amounts credited to research and development expenses were $1,500 in 1997, nil in 1996 and nil in 1995.

      The significant components of the Company's deferred tax assets, under US GAAP, as at December 31, 1997, 1996 and 1995 are as follows:

                                                  1997        1996        1995
                                                    $           $           $
--------------------------------------------------------------------------------
      R&D and capital assets - tax base in
        excess of book value                      8,389       8,535       6,800
      Losses carried forward                                                148
      Investment tax credits                      2,000       3,013       2,691
      Other                                         820         344         415
      Less valuation allowance                  (11,209)    (11,892)    (10,054)
--------------------------------------------------------------------------------
      Future income tax assets                       --          --          --
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[c] Under Canadian GAAP, unrealized foreign exchange gains and losses relating to non-current monetary items are deferred and amortized to income over the remaining life of the underlying non-current monetary item. Under US GAAP these unrealized foreign exchange gains and losses are recognized in income immediately. The amounts recognized each year for Canadian GAAP purposes approximates the amounts which would have been recognized for US GAAP.

[d] Under Canadian GAAP, for purposes of the statements of cash flows, cash position includes all short-term investments less bank indebtedness. Under US GAAP, cash position includes highly liquid investments with original maturities of less than three months. Bank indebtedness is presented as a financing activity for purposes of US GAAP.

[e] Under Canadian GAAP, the forgiveness of a share purchase loan in 1997 was recognized as an increase of $454 to the Company's deficit. Under US GAAP, the share purchase loans are viewed as part of a variable compensation arrangement with changes in the value of the underlying shares recorded as adjustments to income in the year in which they occurred in periods prior to 1995. The resulting share purchase loan balance of $321 was charged to expense when the Company's Board of Directors approved the forgiveness in 1995.

[f] Under Canadian GAAP, a reduction of the stated capital of outstanding common shares is allowed with a corresponding offset to deficit. This reclassification, which the Company made in 1997 to eliminate the deficit which existed at December 31, 1995, is not permitted by US GAAP and would result in an increase to share capital and corresponding decrease in the retained earnings of $17,797.

[g] Under Canadian GAAP, stock options are accounted for at the date of exercise when the purchase is recorded as an increase to capital stock. For reconciliation purposes to US GAAP, the Company has chosen to follow APB 25 in accounting for stock options granted to directors, officers and employees. Since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense has been recognized.

[h] The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 130 "Comprehensive Income" ['SFAS 130']. SFAS 130 requires companies to report comprehensive income which includes all changes in stockholders' equity during a period except those resulting from investments by owners and distributions to owners. For purposes of reconciliation to US GAAP, the Company's comprehensive income would equal its net income for the periods presented.

The following table reconciles the net income as reported on the consolidated statements of earnings (loss) to that which would have been reported had the financial statements been prepared in accordance with US GAAP and the requirements of the SEC:

                                                     1997     1996        1995
                                                      $         $           $
--------------------------------------------------------------------------------

Net earnings (loss) under Canadian GAAP             2,073      771      (11,438)
Adjustments
 Forgiveness of share purchase loan                    --       --         (321)
 Income taxes                                          --     (103)
--------------------------------------------------------------------------------
Net earnings (loss) under US GAAP                   2,073      668      (11,759)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The following table sets forth the computation of basic and diluted earnings per share under US GAAP:

                                                    1997       1996       1995
                                                      $          $          $
--------------------------------------------------------------------------------
Numerator
Net income (loss)                                   2,073        668    (11,759)
 -------------------------------------------------------------------------------
Numerator for basic earnings (loss) per share       2,073        668    (11,759)

Income effect of dilutive securities                   --         --         --
 -------------------------------------------------------------------------------
Numerator for diluted earnings (loss) per share     2,073        668    (11,759)
--------------------------------------------------------------------------------

Denominator
Weighted average number of common shares        9,246,063  6,502,826  5,025,602

Effect of dilutive securities
  Stock options                                   690,200    319,637         --
  Warrants                                         51,500     13,512         --
--------------------------------------------------------------------------------
Adjusted weighted average number of common
 shares and assumed conversions                 9,987,763  6,835,975  5,025,602
--------------------------------------------------------------------------------

Basic earnings (loss) per share                     $0.22      $0.10     $(2.34)

Diluted earnings per share                          $0.21      $0.10     $(2.34)

An additional 39,500 stock options were outstanding in 1997, however, were neither dilutive or anti-dilutive.

An additional 367,117 stock options were outstanding and 681,818 shares were issuable on conversion of outstanding in debt in 1996 but were not included in computation of diluted earnings as the effects of these items would have been anti-dilutive.

1,547,400 stock options were outstanding and 681,818 shares were issuable on conversion of outstanding debt in 1995 but were not included in the computation of diluted earnings per share in light of the net loss for the year.

Cashflow information presented in conformity with US GAAP, is as follows:

                                                         1997     1996     1995
                                                          $        $        $
--------------------------------------------------------------------------------
Operating activities, Canadian GAAP                       (32)     931   (2,314)
Exchange rate effect on foreign currency balances          45      (21)      32
--------------------------------------------------------------------------------
Operating activities, US GAAP                              13      910   (2,282)
--------------------------------------------------------------------------------

Investing activities, Canadian GAAP                    (2,582)  (1,993)     (91)
--------------------------------------------------------------------------------
Investing activities, US GAAP                          (2,582)  (1,993)     (91)
--------------------------------------------------------------------------------

Financing activities, Canadian GAAP                     6,902    5,035      999
Increase (decrease) in bank indebtedness                 (802)  (1,342)   2,144
--------------------------------------------------------------------------------
Financing activities, US GAAP                           6,100    3,693    3,143
--------------------------------------------------------------------------------

Increase in cash, US GAAP                               3,531    2,610      770
Cash position, beginning of year, US GAAP               3,882    1,251      513
Exchange rate effect on foreign currency balances         (45)      21      (32)
--------------------------------------------------------------------------------
Cash position, end of year, US GAAP                     7,368    3,882    1,251
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Cash interest paid                                         89      184      130
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Cash taxes paid                                           143       36      682
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Balance sheet items in conformity with US GAAP which differ from those presented for Canadian GAAP are as follows:

                                                      1997      1996      1995
                                                        $         $         $
--------------------------------------------------------------------------------
Investment tax credits recoverable - Canadian GAAP       --        --       591
Adjustment for income taxes under SFAS 109               --        --      (591)
--------------------------------------------------------------------------------
Investment tax credits recoverable - US GAAP             --        --        --
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Deferred income taxes - Canadian GAAP                 1,481     1,481       787
Adjustment for income taxes under SFAS 109           (1,481)   (1,481)     (787)
--------------------------------------------------------------------------------
Deferred income taxes - US GAAP                          --        --        --
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Share capital - Canadian GAAP                        16,059    27,344    22,066
Forgiveness of share purchase loan                       --       454       454
Deficit reduction                                    17,797        --        --
--------------------------------------------------------------------------------
Share Capital - US GAAP                              33,856    27,798    22,520
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Retained earnings (deficit) - Canadian GAAP           2,390   (17,026)  (17,797)
Forgiveness of share purchase loan                       --      (454)     (454)
Deficit reduction                                   (17,797)       --        --
Adjustment for income taxes under SFAS 109           (1,481)   (1,481)   (1,378)
--------------------------------------------------------------------------------
Retained deficit - US GAAP                          (16,888)  (18,961)  (19,629)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

      The unaudited pro forma condensed combined statements of operations combine PRI's audited consolidated results of operations for each of the two years in the period ended September 30, 1998 with Promis' unaudited consolidated results of operations for the twelve-month period ended September 30, 1998 and audited consolidated results of operations for the year ended December 31, 1997, respectively, giving effect to the Transaction as if it had occurred at the beginning of each period presented on a pooling-of-interests basis. The unaudited pro forma condensed combined balance sheet data combines PRI's audited consolidated balance sheet data as of September 30, 1998 with Promis' unaudited consolidated balance sheet data as of that date, giving effect to the Transaction as if it had occurred on September 30, 1998. The historical financial information of PRI has been derived from its audited consolidated financial statements for each of the two years in the period ended September 30, 1998, which have been incorporated by reference. The historical financial information of Promis has been derived from its accounting records for the twelve-month period ended September 30, 1998 and its audited consolidated financial statements for the year ended December 31, 1997 on the basis of U.S. GAAP and should be read in conjunction with the unaudited interim consolidated financial statements for the nine-month period ended September 30, 1998 and the audited financial statements for the year ended December 31, 1997 and the notes thereto, which have been included herein. In the opinion of the management of Promis, the above-mentioned unaudited interim financial data of Promis includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited twelve-month interim period that combines the nine-month period ended September 30, 1998 and the three-month period ended December 31, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations or financial position that would have occurred had the Transaction been consummated at the beginning of the periods presented, nor is it necessarily indicative of future results of operations or financial position.

            PRI AUTOMATION, INC. AND PROMIS SYSTEMS CORPORATION LTD.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              at September 30, 1998
                     (amounts in thousands of U.S. dollars)

                                                                Historical           Pro Forma
                                                            ------------------  ----------------------
                                                               PRI     Promis   Adjustments   Combined
                                                            --------  --------  -----------   --------
                 ASSETS
Current assets:
 Cash and cash equivalents ...............................  $ 48,208  $  8,839                $  57,047
 Contracts in progress ...................................     9,017        --                    9,017
 Accounts receivable, net ................................    24,887     7,098                   31,985
 Inventories .............................................    27,494        --                   27,494
 Deferred income taxes ...................................     7,832        58                    7,890
 Other current assets ....................................     6,892       280                    7,172
                                                            --------  --------    ---------   ---------
   Total current assets ..................................   124,330    16,275                  140,605
Goodwill, net of accumulated amortization ................        --     2,060                    2,060
Property, equipment and improvements, net ................    17,122     4,076                   21,198
Intellectual property, net of accumulated amortization ...        --        --                       --
Other assets .............................................     2,566        --                    2,566
Deferred income taxes ....................................       559        --                      559
                                                            --------  --------    ---------   ---------
   Total assets ..........................................  $144,577  $ 22,411    $           $ 166,988
                                                            --------  --------    ---------   ---------
                                                            --------  --------    ---------   ---------
      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable/accrued liabilities ....................  $ 25,160  $  1,621    $   5,500   $  32,281
 Unrealized loss on foreign currency hedge ...............                 300                      300
 Deferred revenue ........................................     9,214     2,855                   12,069
 Capital lease obligations, current portion ..............       110       688                      798
 Line of credit ..........................................        11        --                       11
                                                            --------  --------    ---------   ---------
   Total current liabilities .............................    34,495     5,464        5,500      45,459
Obligations under capital lease ..........................        75       659                      734
Other long-term assets ...................................        --       965                      965
                                                            --------  --------    ---------   ---------
   Total liabilities .....................................    34,570     7,088        5,500      47,158

Stockholders' equity:
Common stock .............................................       198    32,591                   32,789
Additional paid-in capital ...............................    96,096       362                   96,458
Retained earnings ........................................    13,713   (17,630)      (5,500)     (9,417)
                                                            --------  --------    ---------   ---------
   Total stockholders' equity ............................  $110,007  $ 15,323    $  (5,500)  $ 119,830
                                                            --------  --------    ---------   ---------
                                                            --------  --------    ---------   ---------
   Total liabilities and stockholders' equity ............  $144,577  $ 22,411    $      --   $ 166,988
                                                            --------  --------    ---------   ---------
                                                            --------  --------    ---------   ---------


                  See accompanying notes to unaudited pro forma
                    condensed combined financial statements

            PRI AUTOMATION, INC. AND PROMIS SYSTEMS CORPORATION LTD.
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             STATEMENT OF OPERATIONS
                      for the year ended September 30, 1998
       (amounts in thousands of U.S. dollars except for per share amounts)

                                                                                 Pro Forma
                                                  Historical  Historical  ----------------------
                                                     PRI       Promis(1)  Adjustments   Combined
                                                  ---------   ----------  -----------  ---------
Net revenue ....................................  $ 178,193     $23,747     $1,704     $ 203,644
Cost of revenue ................................    121,727       2,933                  124,660
Operating expenses:
 Research and development ......................     37,137       7,372                   44,509
 Selling, general and administrative ...........     33,698      13,185                   46,883
 Merger costs and special charges ..............     10,091          --                   10,091
 Acquired in-process research and development ..      8,417          --                    8,417
                                                  ---------     -------     ------     ---------
Operating (loss) profit ........................    (32,877)        257      1,704       (30,916)
Other income, net ..............................      1,049          --                    1,049
(Loss) income before income taxes ..............    (31,828)        257      1,704       (29,867)
(Benefit from)/Provision for income taxes ......     (7,886)        120                   (7,766)
                                                  ---------     -------     ------     ---------
 Net (loss) income .............................  $ (23,942)    $   137     $1,704     $ (22,101)
                                                  ---------     -------     ------     ---------
                                                  ---------     -------     ------     ---------
Per share information:
  Diluted net (loss) income per common share ...  $   (1.22)    $  0.01                $   (1.04)
  Shares used in per share computations(2) .....     19,607      11,058                   21,335


----------
(1) The historical Promis statement of operations data have been calculated using date for the twelve-month period ended September 30, 1998 and have been prepared in accordance with U.S. GAAP.

(2) The number of shares used in the historical Promis per common share computation was derived from Promis' dilutive outstanding shares and share equivalents as of September 30, 1998. The number of shares used for the Pro Forma combined diluted net loss per common share was derived from Promis' basic outstanding shares as of September 30, 1998, multiplied by the assumed exchange ratio of 0.1691, plus PRI's historical basic shares outstanding as of September 30, 1998. Under U.S. GAAP, the computation of diluted net (loss) income per common share does not assume the issuance of common shares that have an anti-dilutive effect.

                  See accompanying notes to unaudited pro forma
                    condensed combined financial statements

            PRI AUTOMATION, INC. AND PROMIS SYSTEMS CORPORATION LTD.
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             STATEMENT OF OPERATIONS
                      for the year ended September 30, 1997
       (amounts in thousands of U.S. dollars except for per share amounts)

                                                                                 Pro Forma
                                                  Historical  Historical  ----------------------
                                                     PRI       Promis(1)  Adjustments   Combined
                                                  ---------   ----------  -----------  ---------
Net revenue ....................................   $213,159    $23,967     $ (1,026)   $236,100
Cost of revenue ................................    118,263      2,716           (7)    120,972
Operating expenses:
  Research and development .....................     29,214      6,984                   36,198
  Selling, general and administrative ..........     31,332     12,134          (72)     43,394
  Merger costs and special charges .............         --         --                       --
  Acquired in-process research and development .         --         --                       --
                                                   --------    -------     --------    --------
Operating profit ...............................     34,350      2,133         (947)     35,536
Other income, net ..............................      1,204         --                    1,204
                                                   --------    -------     --------    --------
Income before income taxes .....................     35,554      2,133         (947)     36,740
Provision for income taxes .....................      8,982         60                    9,042
                                                   --------    -------     --------    --------
  Net income ...................................   $ 26,572    $ 2,073     $   (947)   $ 27,698
                                                   --------    -------     --------    --------
                                                   --------    -------     --------    --------
Per share information:
  Diluted net income per common share ..........   $   1.32    $  0.21                 $   1.27
  Shares used in per share computations(2) .....     20,137      9,988                   21,826


----------
(1) The historical Promis statement of operations data have been calculated using data for the twelve-month period ended December 31, 1997 and have been prepared in accordance with U.S. GAAP.

(2) The number of shares used for the Pro Forma Combined dilutive net income per common share was derived from Promis' dilutive outstanding shares and share equivalents as of December 31, 1997, multiplied by the assumed exchange ratio of 0.1691, plus PRI's historical dilutive outstanding shares and share equivalents as of September 30, 1997.

                  See accompanying notes to unaudited pro forma
                    condensed combined financial statements

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

1. Certain financial statement balances of Promis have been reclassified to conform with PRI financial statement presentation.

2. The adjustments to the unaudited pro forma condensed combined balance sheet give effect to the issuance of 1,725,660 shares of PRI Common Stock based on an assumed exchange ratio of 0.1691 as if the Transaction had been consummated as of September 30, 1998 and an anticipated charge for Transaction-related expenses totaling approximately $5.5 million, less anticipated income tax benefits. Such expenses include investment advisory fees, legal and accounting expenses and other transaction costs ($2.8 million), other direct costs associated with the Transaction ($0.8 million) and incremental operating costs associated with anticipated employee termination benefits and elimination of redundant facilities ($1.9 million). The unaudited pro forma condensed combined statements of operations do not reflect these non-recurring charges, which PRI anticipates will be recorded during the twelve-month period following consummation of the Transaction.

3. The unaudited pro forma condensed combined financial statements do not include all adjustments to conform the accounting policies of Promis to those followed by PRI. The nature and extent of adjustments in addition to those discussed herein, if any, will be based upon further study and analysis and are not expected to be significant in relationship to the consolidated financial statements of PRI. The unaudited pro forma condensed combined statements of operations data include certain adjustments to Promis' accounting policies to conform them with PRI's accounting policies on revenue recognition. The unaudited pro forma condensed combined balance sheet includes an adjustment for an anticipated charge for Transaction-related expenses described in Note 2.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for amounts of filing and listing fees.


    Securities and Exchange Commission registration fee..........$ 15,454
                                                                   ------
    Nasdaq National Market listing fee ..........................  17,500
                                                                   ------
    Legal fees and expenses......................................  50,000
                                                                   ------
    Accounting fees and expenses ................................  25,000
                                                                   ------
    Printing, EDGAR formatting and mailing expenses..............   5,000
                                                                   ------
    Miscellaneous................................................  12,046
                                                                   ------

               Total.............................................$125,000
                                                                   ------
                                                                   ------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 6C of the Company's Restated Articles of Organization provides that the Company (with certain exceptions) will indemnify and hold harmless to the fullest extent authorized by the Massachusetts Business Corporation Law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "Proceeding"), by reason of the fact that he or she is or was (a) a director of the Company, (b) an officer of the Company elected or appointed by the stockholders or the Board of Directors, or (c) serving, at the request of the Company as evidenced by a vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, as a director, officer, employee or other agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a), (b) and (c) are sometimes hereinafter referred to as an "Indemnitee") against all expense, liability, and loss reasonably incurred by any such Indemnitee in connection therewith. The Company may also, to the extent authorized by the Board of Directors, grant rights to indemnification, and to an advancement of expenses, to any employee or agent of the Company. Notwithstanding the foregoing, if Massachusetts Business Corporation Law requires, an advancement of expenses incurred by an Indemnitee will be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses.

     The rights under Article 6C may not be amended or terminated so as to adversely affect an individual's rights with respect to the period prior to such amendment without the consent of the person entitled to the indemnification (unless otherwise required by the Massachusetts Business Corporation Law).

     Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants of such employee benefit plan.

     The effect of these provisions would be to authorize such indemnification by the Company for liabilities arising out of the Securities Act of 1933.

ITEM 16.  EXHIBITS

     2.1 Combination Agreement dated as of November 24, 1998 between PRI Automation, Inc., 1325949 Ontario Inc. and Promis Systems Corporation Ltd.

     4.1 Restated Articles of Organization (filed as Exhibit 3.5 to the Company's registration statement on Form S-1, File No. 33-81836, and incorporated herein by reference).

     4.2  Articles of Amendment to Restated Articles of Organization (filed as
          Exhibit 3.6 to the Company's quarterly report on Form 10-Q, for the quarterly period ended March 30, 1997, File No. 000-24934, and incorporated herein by reference).

     4.3  Articles of Amendment to Restated Articles of Organization (filed as
          Exhibit 3.7 to the Company's quarterly report on Form 10-Q, for the quarterly period ended December 28, 1997, File No. 000-24934, and incorporated herein by reference).

     4.4 Certificate of Designation of Series A Participating Cumulative Preferred Stock, as amended.

     4.5 Amended and Restated By-Laws of the Company (filed as Exhibit 3.4 to the Company's registration statement on Form S-1, File No. 33-81836, and incorporated herein by reference).

     4.6 Rights Agreement dated as of December 9, 1998, between the Company and State Street Bank and Trust Company, as Rights Agent (filed as Exhibit
          4.1 to the Company's current report on Form 8-K, dated December 7, 1998, File No. 000-24934, and incorporated herein by reference).

     4.7 Form of Rights Certificate (attached as Exhibit B to the Rights Agreement filed as Exhibit 4.1 to the Company's current report on Form 8-K, dated December 7, 1998, File No. 000-24934, and incorporated herein by reference).

     5.1  Opinion of Foley, Hoag & Eliot LLP.

     8.1  Opinion of Blake, Cassels & Graydon regarding tax matters.

     8.2  Opinion of Foley, Hoag & Eliot LLP regarding tax matters.

     23.1 Consent of PricewaterhouseCoopers LLP.

     23.2 Consent of Ernst & Young LLP, independent auditors.

     23.3 Consent of Ernst & Young LLP, independent auditors.

     23.4 Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).

     23.5 Consent of Blake, Cassels & Graydon (included in Exhibit 8.1).

     23.6 Consent of Foley, Hoag & Eliot LLP (included in Exhibit 8.2).

     24.1 Power of Attorney (contained on the signature page).

     99.1 Form of Plan of Arrangement under Section 192 of the Canada Business Corporations Act of Promis Systems Corporation Ltd.

     99.2 Form of Voting and Exchange Trust Agreement among the Company, 1325949 Ontario Inc., Promis Systems Corporation Ltd. and Montreal Trust Company of Canada, as trustee.

     99.3 Form of Support Agreement among the Company, 1325949 Ontario Inc. and Promis Systems Corporation Ltd.

ITEM 17.      UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Massachusetts on this 23rd day of December, 1998.

                                        PRI AUTOMATION, INC.


                                        By: /s/ Mitchell G. Tyson
                                           -------------------------------------
                                           Mitchell G. Tyson
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Mordechai Wiesler, Mitchell G. Tyson, Stephen D. Allison and William R. Kolb, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                       Title                                 Date
---------                                       -----                                 ----
/s/ Mordechai Wiesler
--------------------------                      Chairman of the Board,                December 23, 1998
Mordechai Wiesler                               Treasurer and Director

/s/ Mitchell G. Tyson
--------------------------                      President, Chief Executive            December 23, 1998
Mitchell G. Tyson                               Officer and Director
                                                (Principal Executive Officer)
/s/ Stephen D. Allison
--------------------------                      Chief Financial Officer               December 23, 1998
Stephen D. Allison                              (Principal Financial
                                                and Accounting Officer)


Signature                                       Title                                 Date
---------                                       -----                                 ----
/s/ Alexander V. d'Arbeloff
-------------------------------                 Director                              December 23, 1998
Alexander V. d'Arbeloff

/s/ Boruch B. Frusztajer
-------------------------------                 Director                              December 23, 1998
Boruch B. Frusztajer

/s/ Amram Rasiel
-------------------------------                 Director                              December 23, 1998
Amram Rasiel

/s/ Paul F. Rogan
-------------------------------                 Director                              December 23, 1998
Paul F. Rogan

/s/ Kenneth M. Thompson
-------------------------------                 Director                              December 23, 1998
Kenneth M. Thompson

                                  EXHIBIT INDEX



    Exhibit
      No.     Description
    -------   -----------

     2.1  Combination Agreement dated as of November 24, 1998 between PRI
          Automation, Inc., 1325949 Ontario Inc. and Promis Systems Corporation
          Ltd.

     4.4  Certificate of Designation of Series A Participating Cumulative
          Preferred Stock, as amended

     5.1  Opinion of Foley, Hoag & Eliot LLP.

     8.1  Opinion of Blake, Cassels & Graydon regarding tax matters.

     8.2  Opinion of Foley, Hoag & Eliot LLP regarding tax matters.

     23.1 Consent of PricewaterhouseCoopers LLP.

     23.2 Consent of Ernst & Young LLP, independent auditors.

     23.3 Consent of Ernst & Young LLP, independent auditors.

     23.4 Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).

     23.5 Consent of Blake, Cassels & Graydon (included in Exhibit 8.1).

     23.6 Consent of Foley, Hoag & Eliot LLP (included in Exhibit 8.2).

     99.1 Form of Plan of Arrangement under Section 192 of the Canada Business
          Corporations Act of Promis Systems Corporation Ltd.

     99.2 Form of Voting and Exchange Trust Agreement among the Company, 1325949
          Ontario Inc., Promis Systems Corporation Ltd. and Montreal Trust
          Company of Canada, as trustee.

     99.3 Form of Support Agreement among the Company, 1325949 Ontario Inc. and
          Promis Systems Corporation Ltd.